Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COUPA SOFTWARE INCORPORATED

EPIC MERGER SUB, INC.

EXARI GROUP, INC.

AND

BEACON EQUITY PARTNERS, LLC

AS STOCKHOLDER REPRESENTATIVE

APRIL 12, 2019

i

TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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INDEX OF EXHIBITS

Annex	Description
Annex A	Certain Defined Terms

Exhibit	Description
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Stockholder Written Consent
Exhibit E	Form of Joinder Agreement
Exhibit F-1	Form of Non-Solicitation Agreement
Exhibit F-2	Form of Non-Competition and Non-Solicitation Agreements
Exhibit G	Form of Option Cancellation Agreement
Exhibit H	Form of Warrant Cancellation Agreement
Exhibit I	Form of Parachute Payment Waiver
Exhibit J	Press Release
Exhibit K	Form of Amended and Restated Charter

Schedules	Description
Schedule 1.8(b)	Sample Closing Date Balance Sheet
Schedule 5.5(b)	Amended or Terminated Agreements
Schedule 5.7(b)	Liens to be Released
Schedule 6.2(l)	Third Party Consents
Schedule 8.2	Specified Matters
Schedule A	Principal Stockholder
Schedule B	Key Executives

OMITTED SCHEDULES TO THE PURCHASE AGREEMENT

Certain exhibits and schedules to this Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Coupa Software Incorporated hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Coupa Software Incorporated reserves the right to request confidential treatment for portions of any such documents.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of April 12, 2019 by and among Coupa Software Incorporated, a Delaware corporation (“Parent”), Epic Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Exari Group, Inc., a Delaware corporation (the “Company”), and Beacon Equity Partners, LLC as stockholder representative (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that it would be advisable and in the best interests of each corporation and their respective stockholders, that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement: the stockholder identified on Schedule A (the “Principal Stockholder”) is entering into a Non-Solicitation Agreement with Parent, substantially in the form attached hereto as Exhibit F-1, which Non-Solicitation Agreement will be effective at and as of the Effective Time.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.

(a)    At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2    Closing and Effective Time.

(a)    Closing. Unless this Agreement is validly terminated pursuant to Section 9.1, the Merger shall be consummated at a closing (the “Closing”) on a date that is the later of (i) May 1, 2019 or (ii) two (2) Business Days following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, 550 Allerton Street, Redwood City, California 94063, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)    Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Organizational Documents. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Exari Group, Inc.” Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5    Directors and Officers.

(a)    Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.

(b)    Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6    Effect of Merger on Capital Stock of Constituent Corporations.

(a)    Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.

(b)    Company Capital Stock.

(i)    Generally. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders or members, as applicable, thereof: each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(ii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6 and throughout this Agreement (including Section 1.8 and the indemnification and escrow provisions of this Agreement), and subject to the provisions of Section 1.7(b), the Per Share Merger Consideration.

(ii)    Cancelled Shares. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company or Parent as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(iii)    Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i) but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 1.6(b)(ii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions of this Agreement), the consideration for Company Capital Stock set forth in Section 1.6(b)(i), without interest thereon. The Company shall give Parent (A) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and, to the extent reasonably practicable, shall not be presented to any Stockholder prior to the Company receiving Parent’s written consent.

(c)    Company Options.

(i)    Vested Company Options. Prior to the Closing, the Company shall take all necessary action so that each Vested Company Option that is outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any further action on the part of Parent, Merger Sub or the Company, and (contingent upon each former holder of such Vested Company Option executing and delivering an Option Cancellation Agreement, in substantially the form attached as Exhibit G hereto, to the Company prior to the Effective Time) such former holder of such Vested Company Option shall be entitled to receive (without interest and subject to applicable Tax withholding pursuant to Section 1.9) an amount in cash equal to: (x) the amount, if any, by which the Per Share Participating Consideration exceeds the per share exercise price of such Vested Company Option, multiplied by (y) the number of shares of Company Common Stock subject to such Vested Company Option as of immediately prior to the Effective Time less the cash deemed contributed by such holder of Vested Company Options to the Escrow Funds pursuant to Section 1.7(b) (an “Option Payment”). The Option Payment (if any) payable under this Section 1.6(c)(i) to each former holder of a Vested Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Company’s payroll to such former holder in connection with the Closing and within five (5) Business Days following the Closing, net of any applicable withholding Taxes pursuant to Section 1.9. The Pro Rata Portions of the Indemnity Escrow Fund (if any) or the Special Escrow Fund (if any) payable pursuant to Section 1.7(b), the Adjustment Escrow Fund amount (if any) payable pursuant to Section 1.8(d) and 1.8(e) and the Expense Fund Surplus amount (if any) payable pursuant to Section 8.6(d) to each former holder of a Vested Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s payroll (or Parent’s payroll, if the Surviving Corporation no longer exists or does not have a payroll system at the time of payment) to such former holder at such time as specified in Section 1.7(b) and Section 8.6(d), net of any applicable withholding Taxes pursuant to Section 1.9.

(ii)    Unvested Company Options. Prior to the Closing, the Company shall take all necessary action so that each Company Option that is not a Vested Company Option shall be cancelled at the Effective Time for no consideration and shall thereafter be of no further force and effect.

(d)    Company Warrants. Each Company Warrant, whether vested or unvested, shall, without any further action on the part of any holder thereof, be cancelled and extinguished and shall not be assumed by Parent in the Merger. In exchange therefor (1) each former holder of Series G Warrants that has executed and delivered a Warrant Cancellation Agreement, in substantially the form attached as Exhibit H hereto, to the Company prior to the Effective Time shall be entitled to receive (without interest and subject to applicable Tax withholding pursuant to Section 1.9) an amount equal to: (x) the amount, if any, by which the aggregate of the Per Share Series G Preference Consideration and the Per Share Participating Consideration exceeds the Series G Warrant Strike Price, multiplied by (y) the number of shares of Series G Preferred Stock subject to such Series G Warrant as of immediately prior to the Effective Time and (2) each former holder of Common Warrants that has executed and delivered a Warrant Cancellation Agreement, in substantially the form attached as Exhibit H hereto, to the Company prior to the Effective Time shall be entitled to receive (without interest and subject to applicable Tax withholding pursuant to Section 1.9) an amount equal to: (x) the amount, if any, by which the Per Share Participating Consideration exceeds the Common Warrant Strike Price, multiplied by (y) the number of shares of Company Common Stock subject to such Common Warrant as of immediately prior to the Effective Time.

1.7    Payment of Merger Consideration for Company Capital Stock.

(a)    Paying Agent. Epiq Corporate Restructuring, a New York limited liability company, or another Person selected by Parent and reasonably acceptable to the Company, shall serve as the paying agent (the “Paying Agent”) for the Merger. At the Closing and on the Closing Date, Parent shall deposit in a separate interest-bearing account or shall cause to be deposited with the Paying Agent to be held in an interest-bearing account, an amount in cash equal to (a) the aggregate amount of Per Share Merger Consideration payable to holders of Company Capital Stock and Company Warrants, minus (b) the aggregate Option Payment, minus (c) the Escrow Funds.

(b)    Escrow Funds. At the Closing, Parent shall deduct from the Total Consideration (i) an amount in cash equal to the Adjustment Escrow Amount, which shall constitute partial security for the obligations set forth in Section 1.8 (the “Adjustment Escrow Fund”), (ii) an amount in cash equal to the Indemnity Escrow Amount, which shall constitute partial security for the indemnification obligations of each Indemnifying Party pursuant to Article VIII (the “Indemnity Escrow Fund”), and (iii) an amount in cash equal to the Special Escrow Amount, which shall constitute partial security for the indemnification claims under Section 8.2(a)(viii) (the “Special Escrow Fund” and, together with the Indemnity Escrow Fund and the Adjustment Escrow Fund, the “Escrow Funds”), in each case to be delivered to at Closing and held by the Escrow Agent in accordance with the terms of an “Escrow Agreement” in substantially the form attached hereto as Exhibit A. Each Indemnifying Party’s Pro Rata Portion of the Escrow Funds shall be withheld from the Total Consideration otherwise payable to such Indemnifying Party on the Closing Date under Section 1.6(b) and/or 1.6(d). To the extent not reduced to satisfy the indemnification obligations of the Indemnifying Parties in accordance with the terms of Article VIII, any remaining amounts in the Indemnity Escrow Fund or the Special Escrow Fund shall be paid to the Indemnifying Parties in accordance with their respective Pro Rata Portions promptly following the date that is eighteen (18) months after the Closing Date (the “Indemnity Escrow Release Date”) or, in the case of amounts held back in respect of pending and unresolved claims as of the Indemnity Escrow Release Date, promptly following the final resolution of such claims to the extent in favor of the Indemnifying Parties, in each case in accordance with the terms of the Escrow Agreement and this Agreement. The Pro Rata Portions of the Indemnity Escrow Fund (if any) or the Special Escrow Fund (if any) payable pursuant this Section 1.7(b) to each former holder of a Vested Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Corporation’s (or Parent’s payroll, if the Surviving Corporation no longer exists or does not have a payroll system at the time of payment) promptly following the Indemnity Escrow Release Date, net of any applicable withholding Taxes pursuant to Section 1.9.

(c)    Expense Fund. At the Closing, Parent shall deposit (or cause to be deposited) the amount of the Expense Fund with the Stockholder Representative pursuant to Section 8.6(d). The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute, among other things, approval of the deposit of the Expense Fund by the Indemnifying Parties. The amount so paid by Parent shall be treated by the parties as a payment at the Effective Time by Parent of Per Share Merger Consideration to each Indemnifying Party their Pro Rata Portion of such amount.

(d)    Procedures. Within two (2) Business Days after the Closing Date, Parent or the Paying Agent shall mail a letter of transmittal in substantially the form attached hereto as Exhibit C at the address set forth opposite each such Stockholder’s name on the Spreadsheet. After delivery to the Paying

Agent of a letter of transmittal and any other documents (including applicable tax forms) that Parent or the Paying Agent may reasonably require in connection therewith (the “Payment Documents”), duly completed and validly executed in accordance with the instructions thereto, (i) as soon as reasonably practical, the Paying Agent shall pay to the holder of such Company Capital Stock or Company Warrant the portion of the Total Consideration payable in respect thereto pursuant to Section 1.6(b)(i) and 1.6(d) (less the amount deemed contributed by such holder of Company Capital Stock or Company Warrant to the Escrow Funds pursuant to Section 1.7(b)).

(e)    No Further Ownership Rights in Company Capital Stock. The amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

(f)    No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub, the Paying Agent, the Surviving Corporation, the Stockholder Representative or any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

1.8    Closing Date Adjustment.

(a)    The Company will deliver to Parent the Company’s good-faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) and a good-faith estimate of the corresponding Adjustment Amount no later than three Business Days prior to the Closing Date (the “Estimated Net Working Capital Statement”). Such estimates will be based on the Company’s books and records, the best estimate of the management of the Company and other information then available. Parent will have the right to review the Estimated Net Working Capital Statement and such supporting documentation or data of the Company as Parent may reasonably request. If Parent does not agree with the Estimated Net Working Capital Statement, the Stockholder Representative and Parent will negotiate in good faith to mutually agree on an acceptable Estimated Net Working Capital, and the Stockholder Representative will consider in good faith any proposed comments or changes that Parent may reasonably suggest; provided, however, that the failure to include in the Estimated Net Working Capital any changes proposed by Parent, or the acceptance by Parent of the Estimated Net Working Capital Statement, or the consummation of the Closing, will not limit or otherwise affect Parent’s remedies under this Agreement, including Parent’s right to include such changes or other changes in the Parent Net Working Capital Statement, or constitute an acknowledgment by Parent of the accuracy of the Estimated Net Working Capital; provided, further, that the failure of Parent and the Stockholder Representative to reach such mutual agreement will not give any party the right to terminate this Agreement or otherwise fail to close the transactions contemplated hereunder, and the Estimated Net Working Capital (i) delivered by the Company or (ii) as agreed to by the Stockholder Representative and Parent will be the figure used for purposes of determining the Estimated Adjustment Amount.

(b)    The Adjustment Amount used for the calculation of the Total Consideration on the Closing Date (the “Estimated Adjustment Amount”) will be based on the Estimated Net Working Capital. Parent and the Company acknowledge and agree that the exact Adjustment Amount will not be known as of the Closing Date and that the Adjustment Amount determined on the Closing Date may need to be adjusted subsequent to the Closing Date on the basis set forth herein. Accordingly, no later than 90 days after the Closing Date, Parent will prepare and deliver to the Stockholder Representative (i) an unaudited balance sheet of the Company as of the Closing Date (the “Parent Closing Date Balance Sheet”) prepared in accordance with GAAP and the Company’s past practices in the manner set forth on

Schedule 1.8(b) (as adjusted by the terms of this Agreement), (ii) a determination of the Net Working Capital, and (iii) a statement setting forth the determination of the resulting Adjustment Amount (the “Parent Net Working Capital Statement”). If Parent fails to deliver a Parent Closing Date Balance Sheet and Parent Net Working Capital Statement within such 90 day period, the Estimated Net Working Capital Statement will be deemed to be accepted in the form presented to the Parent and the Adjustment Escrow Fund shall be immediately released. For the avoidance of doubt, in the event of a conflict between the Company’s past practices and the methodologies set forth on Schedule 1.8(b), Schedule 1.8(b) shall control.

(c)    The Stockholder Representative and Parent will have the right to review all records, work papers and calculations that are reasonably necessary for the purpose of reviewing the Estimated Net Working Capital Statement, the Parent Closing Date Balance Sheet and the Parent Net Working Capital Statement. The Stockholder Representative will have 30 days after Parent delivers the Parent Net Working Capital Statement in which to notify Parent in writing (such notice, a “Net Working Capital Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Parent Net Working Capital Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Parent regarding the adjustment requested by the Stockholder Representative, an appropriate adjustment will be made thereto. If the Stockholder Representative does not deliver a Net Working Capital Dispute Notice to Parent during such 30-day period, the Parent Net Working Capital Statement will be deemed to be accepted in the form presented to the Stockholder Representative. If the Stockholder Representative timely delivers a Net Working Capital Dispute Notice and Parent and the Stockholder Representative do not agree, within 15 days after timely delivery of the Net Working Capital Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement will be submitted for review and final determination by the Independent Accounting Firm. The review by the Independent Accounting Firm will be limited to the discrepancies and disagreements set forth in the Net Working Capital Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Net Working Capital and the resulting Adjustment Amount by the Independent Accounting Firm must be (i) in writing, (ii) made in accordance with GAAP (as adjusted by the terms of this Agreement) in accordance with the Company’s past practices in the manner set forth on Schedule 1.8(b), (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the Stockholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Stockholder Representative as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than 30 days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud. The fees, costs and expenses of retaining the Independent Accounting Firm will be allocated between the holders of the Total Outstanding Shares and Parent in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportion will be based on the amounts proposed by the Stockholder Representative and Parent. Following the resolution of all objections of the Stockholder Representative regarding the manner in which any item or items are treated on the Parent Net Working Capital Statement, by mutual agreement or Independent Accounting Firm, Parent will prepare the final statement of Net Working Capital reflecting such resolution and will deliver copies thereof to the Stockholder Representative and such final statement of Net Working Capital will be the “Final Net Working Capital Statement,” and, for the avoidance of doubt, the final Adjustment Amount set forth in the Final Net Working Capital Statement will be the “Final Adjustment Amount.”

(d)    If the Final Adjustment Amount exceeds the Estimated Adjustment Amount used for the calculation of the Total Consideration on the Closing Date, then, within five (5) Business Days of the final determination of the Final Adjustment Amount, Parent shall deposit the entire amount of such difference with, and Parent and the Stockholder Representative shall issue joint written instructions to the Escrow Agent to release the Adjustment Escrow Fund to, (i) the Paying Agent for further distribution to the Stockholders and former holders of Company Warrants and (ii) the Surviving Corporation (or Parent, if the Surviving Corporation no longer exists or does not have a payroll system at the time of payment) for further distribution to holders of Vested Company Options through the Surviving Corporation’s payroll system (or Parent’s payroll system, as applicable), net of any applicable withholding Taxes pursuant to Section 1.9, less any applicable income and employment withholding Taxes, in each case in accordance with the Spreadsheet.

(e)    If the Estimated Adjustment Amount used for the calculation of the Total Consideration on the Closing Date exceeds the Final Adjustment Amount, then Parent and the Stockholder and the Stockholder Representative shall issue joint written instructions to the Escrow Agent to release the amount of such excess from Adjustment Escrow Fund to Parent, and to release the remaining balance of the Adjustment Escrow Fund (if any) to (i) the Paying Agent for further distribution to the Stockholders and former holders of Company Warrants and (ii) the Surviving Corporation for further distribution to holders of Vested Company Options through the Surviving Corporation’s payroll system, less any applicable income and employment withholding Taxes, in each case in accordance with the Spreadsheet.

1.9    Withholding. The Company, the Paying Agent, Parent and the Surviving Corporation, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax law or under any Legal Requirements or applicable Orders. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10    Company Loans. In the event that any holder of Company Capital Stock, Company Warrants or Company Options as a borrower has outstanding loans from the Company as of the Effective Time, the cash portion of any amounts payable to such holder or pursuant to Section 1.6(b), Section 1.6(c) or Section 1.6(d) hereof, if any, shall be reduced by an amount equal to the outstanding principal plus accrued interest, if any, of such holder’s loans as of the Effective Time, plus any other amounts owed by such holder to the Company (collectively, such holder’s “Loan Repayment Amount”). Such loans shall be satisfied as to the amount by which the cash consideration is reduced pursuant to this Section 1.10. To the extent the consideration payable to such holder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such holder.

1.11    Tax Consequences. None of Parent nor any of its Affiliates makes any representations or warranties to the Company or to any securityholder of the Company regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any securityholder of the Company of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the securityholders of the Company are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby. The parties agree that the Non-Solicitation Agreement shall not be allocated any portion of the Total Consideration.

1.12    Taking of Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Company, Parent and the officers and directors of each of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Subject to any disclosure set forth in (i) the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this Article II, or (ii) any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent from a reading of such disclosure that it applies to such other section, subsection or subclause of this Article II without reference to the documents referenced therein or any knowledge of the matters addressed thereby, the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1    Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in California and each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted except where the failure to be so qualified and licensed to do business or be in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to result in a Company Material Adverse Effect. The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents that has not been Made Available. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company and its Subsidiaries have Employees or facilities or otherwise conduct business as of the date hereof. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

2.2    Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval and regulatory approvals, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other Transactions, other than the adoption of this Agreement and approval of the Merger by at least a majority in voting power of (i) the then outstanding shares of (A) Company Voting Preferred Stock and (B) the then outstanding shares of Series F Preferred Stock, voting separately as a class and (ii) at least a majority in voting power of Company Capital Stock, voting as a single class and, with respect to the Series D Preferred Stock, Series E

Preferred Stock, and Series G Preferred Stock, on an as converted to Class A Common Stock basis (the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, Delaware Law and the Charter Documents to legally adopt this Agreement and approve the Merger and the other Transactions. The Board of Directors of the Company has unanimously approved this Agreement, the Merger and the other Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Merger and the other Transactions (the “Company Recommendation”). This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).

2.3    Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the Merger or any other Transactions, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.4    No Conflicts. Assuming compliance with the other regulatory measures, if any, described in Section 2.3 hereto, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party, and the consummation of the Merger or any other Transactions, will not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, material modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Charter Documents or the organizational documents of any Subsidiary of the Company or (ii) any Company Contract or (b) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) any Legal Requirement or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Times so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Times.

2.5    Company Capital Structure.

(a)    The authorized capital stock of the Company consists of (i) 20,000,000 shares of Class A Common Stock, of which 5,898,701 shares are issued and outstanding on the date hereof, (ii) 3,000 shares of Class B Common Stock, of which 2,000 shares are issued and outstanding on the date hereof, (iii) 1,874,316 shares of Series D Preferred Stock, of which 1,874,316 shares are issued and outstanding on the date hereof, (iv) 1,221,538 shares of Series E Preferred Stock, of which 1,221,538 shares are issued and outstanding on the date hereof, (v) 100 shares of Series F Preferred Stock, of which 100 shares are issued and outstanding on the date hereof, and (vi) 4,370,456 shares of Series G Preferred

Stock, of which 4,151,020 shares are issued and outstanding on the date hereof. As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares and the domicile addresses of record of such Persons. Section 2.5(a) of the Disclosure Schedule shall be updated solely to reflect any exercises or cancellations of Company Options occurring between the date of this Agreement and the Closing Date. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and at the Effective Time will not be subject to preemptive rights created by statute, the Charter Documents, or any Company Contract.

(b)    All outstanding shares of Company Capital Stock, Company Options, and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. The Company has not suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Common Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding. True, correct and complete copies of all agreements and instruments relating to any securities of the Company have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(c)    There are no outstanding shares of Company Restricted Stock. No Company Options are exercisable for shares of Company Restricted Stock. The terms of the Plan permit the treatment of Company Options as provided herein, without the consent or approval of any holder of a Company Option.

(d)    Except for the Plan, neither the Company nor any of its Subsidiaries have ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Company has reserved 5,000,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock granted under the Plan, of which (i) 1,522,578 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 2,814,406 shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, (iii) no shares have been issued as restricted stock awards under the Plan and remain outstanding as of the date hereof, (iv) no shares are issuable, as of the date hereof, upon the vesting and settlement of restricted stock units under the Plan, and (v) 633,016 shares remain available for future grant. Each Company Option was originally granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of grant. The terms of the Plan and the applicable agreements for each Company Option allow for the treatment of Company Options, as applicable, as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise, and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options, as applicable. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and except as such amendments, modifications or supplements have been Made Available, such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. All holders of Company Options are current or former employees or other service providers of the Company or a Subsidiary of the Company.

(e)    Section 2.5(e) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder, the type of award, the type of entity of such holder, the domicile address of record of such holder, whether such holder is an employee of the Company or a Subsidiary of the Company, the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, the date of grant, the exercise price (if any), the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Transactions or any other events, and, for any Company Option, whether such Company Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code, whether such Company Option is “early exercisable” for shares of Company Restricted Stock, and whether (and to what extent) any such Company Option is or has ever been subject to Section 409A (whether or not subsequently amended to comply with or be exempt from the requirements of Section 409A) and any action taken to amend any such Company Option to comply with or be exempt from the requirements of Section 409A.

(f)    Section 2.5(f) of the Disclosure Schedule sets forth for each outstanding Company Warrant, the name of the holder, the warrant number, the number, class and series of shares of Company Capital Stock underlying such Company Warrant, and the exercise price per share.

(g)    There are no outstanding Company RSUs.

(h)    No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(i)    Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-compensation rights of the Company or any of its Subsidiaries (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries, and there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

(j)    Section 2.5(j) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding Indebtedness from the Company to Stockholders described in Section 1.10 hereof.

2.6    Company Subsidiaries.

(a)    Section 2.6(a) of the Disclosure Schedule lists each Subsidiary of the Company. Each Subsidiary of the Company is an entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (or in the event good standing is not an applicable concept in such jurisdiction, no proceedings have been initiated for the dissolution of such Subsidiary under the laws of its jurisdiction of incorporation or organization). Each Subsidiary of the Company has the power to own its assets and properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted except where the failure to be so qualified and licensed to do business and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in a Company Material Adverse Effect to the Company. A true, correct and complete copy of the charter documents and bylaws or other organizational documents of each Subsidiary of the Company, each as amended to date and in full force and effect on the date hereof, has been Made Available. All of the outstanding shares or other equity interests of each Subsidiary of the Company are owned of record and beneficially by the Company. All of the outstanding shares or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws or other organizational documents of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Legal Requirements. No Subsidiary of the Company is threatened with or subject to any bankruptcy or insolvency proceedings or is or likely to become unable to pay its due debts upon their maturity. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary of the Company. Section 2.6(a) of the Disclosure Schedule lists the directors and officers and other equity interest holders, if applicable, of each Subsidiary of the Company as of the date of this Agreement. Any Subsidiaries that are not wholly owned by the Company are controlled by the Company and consolidated with the Company in the Financials.

(b)    Section 2.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Company’s Subsidiaries) in which the Company owns, directly or indirectly, any shares or any interest. Neither the Company nor any of its Subsidiaries have agreed or are obligated to make any future investment in or capital contribution to any Person.

2.7    Company Financial Statements; Internal Financial Controls.

(a)    Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2017 and December 31, 2016 and each of the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of December 31, 2018 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) months then ended (the “Interim Financials”). The

Year-End Financials and the Interim Financials (collectively referred to as the “Signing Financials,” and with the Post-Signing Financials, the “Financials”) are, and the Post-Signing Financials will be, true and correct in all material respects and have been (or in the case of the Post-Signing Financials, will be) prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials and the 1Q2019 Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Signing Financials are (and the Post-Signing Financials will be) consistent with such Books and Records.

(b)    The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and each of its Subsidiaries as of the Balance Sheet Date, indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company and each of its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.

(c)    The Company and each of its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and each of its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any Employee thereof) have identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (y) any fraud, whether or not material, that involves the management or other Employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (z) any claim or allegation regarding any of the foregoing.

2.8    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements) (a “Liability”), except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, (c) constitute Third Party Expenses, (d) those that are expressly disclosed pursuant to any other representation or warranty contained in this Article II in the Disclosure Schedule or (e) incurred solely as a result of any action expressly required to be taken by the terms this Agreement. Except for Liabilities reflected in the Signing Financials, neither the Company nor any Subsidiary has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any Subsidiary. Neither the Company nor any Subsidiary has ever guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP as consistently applied by the Company for pre-Closing periods and are adequate.

2.9    No Changes. Since the Balance Sheet Date through the date hereof, (a) no Company Material Adverse Effect has occurred or arisen, and (b) neither the Company nor any of its Subsidiaries have taken any action that would require the consent of Parent under Section 4.2 if proposed to be taken after the date hereof.

2.10    Taxes.

(a)    Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company or any of its Subsidiaries with any Governmental Entity: (i) has been or will be filed on or before its applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid by the Company and each of its Subsidiaries have been or will be timely paid. The Company has delivered or Made Available to Parent accurate and complete copies of all Tax Returns filed since its incorporation.

(b)    Reserves for Payment of Taxes. The Signing Financials accurately and fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company or each of its Subsidiaries, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date, and the Company and each of its Subsidiaries will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries have incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(c)    Audits; Claims; Etc. No Tax Return of the Company or any of its Subsidiaries has ever been examined or audited by any Governmental Entity. Neither the Company nor any of its Subsidiaries have received from any Governmental Entity any: (i) written notice indicating an intent to open a Tax audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No claim or legal proceeding is pending or threatened in writing against the Company or any of its Subsidiaries in respect of any Tax (including any Tax filing or Tax reporting obligation). There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP). No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries.

(d)    Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax.

(e)    Distributed Stock. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, and neither the Company nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)    Adjustment in Taxable Income. Neither the Company nor any of its Subsidiaries is currently, and neither the Company nor any of its Subsidiaries for any period for which a Tax Return has not been filed will be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g)    Gain Recognition Agreements. The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(h)    Section 965. The Company has not been nor will be required to include in income any amount under Section 965 of the Code.

(i)    Tax Sharing Agreements. Neither the Company nor any of its Subsidiaries currently is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(j)    Tax Attributes. There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local law.

(k)    International Boycotts. Neither the Company nor any of its Subsidiaries has ever participated in an international boycott as defined in Section 999 of the Code.

(l)    280G There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, could reasonably be expected to, as a result of the Transactions and other agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Disclosure Schedule lists each person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). No stock of the Company or any Company stockholder is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(m)    4999. There is no agreement, plan, arrangement or other Company Contract (i) covering any Employee that, considered individually or considered collectively with any other such Company Contract, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 404 of the Code or (ii) by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(n)    Tax Indemnity Agreements; Etc. Neither the Company nor any of its Subsidiaries currently is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract solely between the Company, on one hand, and any of its Subsidiaries, on the other hand), and after the Closing Date, neither the Company nor any of its Subsidiaries will be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts. Neither the Company nor any of its Subsidiaries have any liability for Taxes of any Person (other than the Company and its Subsidiaries, as the case may be) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by Contract, by operation of law or otherwise.

(o)    No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any of its Subsidiaries is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns. Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as the case may be, is or may be subject to taxation by that jurisdiction.

(p)    Transfer Pricing. The Company and each of its Subsidiaries are in compliance in all respects with all applicable transfer pricing laws and Legal Requirements, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).

(q)    Tax Shelters; Listed Transactions; Etc. Neither the Company nor any of its Subsidiaries has participated in, nor is the Company or any of its Subsidiaries currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662 of the Code and the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements.

(r)    Section 83(b). No Person holds, or has ever acquired, shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(s)    Withholding. The Company and each of its Subsidiaries: (i) have complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); (ii) have, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) have timely filed all withholding Tax Returns, for all periods.

(t)    Change in Accounting Methods; Closing Agreements; Etc. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) with respect to a transaction occurring prior to the Effective Time; (iv) installment sale or open transaction disposition made prior to the Effective Time; (v) prepaid amount received on or prior to the Effective Time; or (vi) election pursuant to section 108(i) of the Code made prior to the Effective Time, including in each case comparable provisions of state, local and foreign Tax law and Legal Requirements.

(u)    Consolidated Groups. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unified group (including within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and has never been a party to any joint venture, partnership, or other agreement that could be treated as a partnership for tax purposes.

(v)    Dual Consolidated Loss. Neither the Company nor any of its Subsidiaries has ever incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any comparable provisions of state, local or foreign Legal Requirements).

(w)    International Issues. Neither the Company nor any of its Subsidiaries is, or ever has been, a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under section 897(i) of the Code; (ii) a “passive foreign investment company” within the meaning of section 1297 of the Code; or (iii) a “controlled foreign corporation” within the meaning of section 957 of the Code. The Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(x)    Section 409A.

(i)    Section 2.10(x)(i) of the Disclosure Schedule lists each Company Employee Plan and Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, has been at all times since the applicable effective dates in operational and documentary compliance with Section 409A. To the extent required, the Company and each of its Subsidiaries have properly reported and/or withheld and remitted on amounts deferred under any nonqualified deferred compensation plan subject to Section 409A. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no Company Contract, including the provisions of this Agreement, which, individually or collectively, could give rise to a Parent, the Company, Surviving Corporation, or Subsidiary Tax under Section 409A or that would give rise to an Employee Tax and/or Parent, the Company, Surviving Corporation or Subsidiary reporting obligations under Section 409A.

(ii)    No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (w) was granted by the Company with an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted and no exercise price of any Company Option has been amended following the grant date of such Company Option to an exercise price less than the fair market value on the date of such amendment, (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (y) has been granted after the Company’s incorporation, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (z) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

2.11    Real Property. The Company and its Subsidiaries do not own any real property, nor has the Company nor any of its Subsidiaries ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”). The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owe brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each of its Subsidiaries have performed all of their obligations under any termination agreements pursuant to which they have terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s and its Subsidiaries’ business. Neither the operation of the Company nor any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

2.12    Tangible Property. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable and for which there are adequate accruals, in accordance with GAAP, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The material items of equipment owned or leased by the Company and each of its Subsidiaries (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13    Intellectual Property.

(a)    Disclosures. The Disclosure Schedule accurately identifies and describes: (i) in Section 2.13(a)(i) of the Disclosure Schedule, each Company Product (by name, version number, and other appropriate identifiers) and (ii) in Section 2.13(a)(ii) of the Disclosure Schedule, (A) each item of Company IP that is Registered IP, (B) the record owner, and, if different, the legal and beneficial owner, of such item of such Registered IP, (C) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number, and (D) for each domain name registration constituting Company IP, the applicable domain name registrar, the expiration date for the registration, and name of the registrant.

(b)    Standard Form IP Contracts. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.

(c)    Ownership Free and Clear. The Company and its Subsidiaries exclusively own or exclusively license all right, title and interest to and in the Company IP, in each case, free and clear of any Liens. Without limiting the generality of the foregoing:

(i)    all documents and instruments necessary to perfect the rights of the Company and its Subsidiaries in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity;

(ii)    each Employee who is or was involved in the authorship, invention, creation, conception or development of any Intellectual Property or Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement (A) sufficient to irrevocably assign all such Intellectual Property and such Intellectual Property Rights to the Company and its Subsidiaries, and (B) containing confidentiality provisions protecting the Company IP, with each such agreement in the form of Company’s “Employee Proprietary Information Agreement” (a copy of which is attached to Section 2.13(c)(ii)-A of the Disclosure Schedule) or in the form of Company’s “Consultant Proprietary Information Agreement” (a copy of which is attached to Section 2.13(c)(ii)-B of the Disclosure Schedule), as the case may be;

(iii)    all Intellectual Property Rights and Intellectual Property created by the Company’s or its Subsidiaries’ founders (A) prior to the inception of the Company or its Subsidiaries or (B) prior to their commencement of employment with the Company or its Subsidiaries have been irrevocably assigned to the Company;

(iv)    no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;

(v)    neither the Company nor any of its Subsidiaries are utilizing (A) any Intellectual Property or Intellectual Property Rights authored, invented, created, conceived or developed by any (Persons the Company or any of its Subsidiaries currently intends to hire, or (B) any confidential information of any (1) Employees or (2) other Persons to which Employees were exposed prior to their employment by the Company or any of its Subsidiaries;

(vi)    to the Knowledge of the Company, no Employee is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property Rights;

(vii)    no funding, facilities, resources or personnel of any Governmental Entity or any research or educational institution were used to develop or create any Company IP or Licensed IP;

(viii)    the Company and each of its Subsidiaries have taken reasonable steps to maintain the confidentiality of all proprietary information held by the Company or any of its Subsidiaries, or purported to be held by the Company or any of its Subsidiaries, as a trade secret, including any confidential information or trade secrets provided to the Company or any of its Subsidiaries by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information, except where the Company or its Subsidiary, as applicable, has in its reasonable business judgment decided to disclose such proprietary information;

(ix)    Neither the Company nor any of its Subsidiaries have assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property or any Intellectual Property Right to any other Person;

(x)    Neither the Company nor any of its Subsidiaries have made commitments, promises, submissions, suggestions, statements or declarations (including any membership commitments or other commitments, promises, submissions, suggestions, statements or declarations that require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP or otherwise impair or limit the Company or any of its Subsidiaries’ control of any Company IP) to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”), and no patent or copyright included in the Company IP (i) is subject to any commitment that requires the grant of any license or other right to any Person or otherwise limit the Company’s control of any Company IP or (ii) has been identified by the Company or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization;

(xi)    no Person that has licensed or provided Licensed IP to the Company or any of its Subsidiaries has retained or obtained sole ownership of, or an exclusive license to, any Intellectual Property Rights in any improvements or derivative works that are made solely by the Company or any of its Subsidiaries, or jointly by the Company or any of its Subsidiaries together with any other Person, under such license;

(xii)    all Company IP will be fully transferable and alienable by the Company or one or more of its Subsidiaries at the Closing without restriction and without payment of any kind to any Person;

(xiii)    no Company IP is subject to any Action that restricts in any manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would reasonably be expected to have an adverse effect on the use, validity or enforceability thereof that would be material to business or operations of the Company or any of its Subsidiaries; and

(xiv)    the Company and its Subsidiaries have the exclusive right to bring an Action against a third party for infringement or misappropriation of the Company IP.

(d)    Valid and Enforceable. No trademark (whether registered or material unregistered trademark), trade name, domain name or otherwise protected designation (e.g., worktitle) owned or used by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered trademark), trade name or domain name owned, used or applied for by any other Person (provided that with respect to unregistered trademarks and trade names of other Persons, the foregoing representation is made to the Knowledge of the Company only), and none of the goodwill associated with or inherent in any trademark (whether registered or material unregistered trademark) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired. Each item of Company IP that is Registered IP (other than pending applications) is valid, subsisting and enforceable, and is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, there is no basis for a claim that any Company IP (other than pending applications) is invalid or unenforceable. Except as set forth in Section 2.13(c) of the Disclosure Schedule, there are no actions that must be taken by the Company or any of its Subsidiaries within six (6) months of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered IP that constitutes Company IP. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries in connection with the Company IP has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or its Subsidiary, as applicable, has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.

(e)    Effects of the Merger. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Merger or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; or (iv) payment of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the Transactions. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Merger or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person under any Company Contract the right or option to cause or declare the grant, assignment or transfer to any other Person of any license or other right or interest under any Intellectual Property or Intellectual Property Rights owned by, or licensed to, Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries).

(f)    No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and, to the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Neither the Company nor any of its Subsidiaries have brought any Actions alleging (i) infringement, misappropriation or other violation of any Company IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Company IP, and, to the Knowledge of the Company, there do not exist any facts which could currently form the basis of any such Actions. Neither the Company nor any of its Subsidiaries have entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Company IP. Section 2.13(e) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its Subsidiaries or representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

(g)    Use of Licensed IP. All Licensed IP is validly licensed to the Company or such Subsidiary, as applicable.

(h)    No Infringement of Third Party IP Rights. Neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and no Company Product has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person. No Action for infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened in writing against the Company or any of its Subsidiaries or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to such claim or legal proceeding. Neither the Company nor any of its Subsidiaries have received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or communication (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person by the Company or its Subsidiaries or otherwise with respect to any Company Product (B) inviting the Company or any of its Subsidiaries to license any Intellectual Property Right of any other Person or (C) claiming that any Company Product or the operation of the business of the Company or any of its Subsidiaries constitutes unfair competition or trade practices under any Legal Requirements.

(i)    Use of Open Source Code.

(i)    Section 2.13(h)(i) of the Disclosure Schedule accurately identifies and describes (in the format requested by Parent) each item of Company Software that is subject to any version of the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (collectively, “Open Source Software”) that is or has been included, incorporated or embedded in, linked to, combined, distributed, or made available with, or used in the development, delivery or provision of any Company Product and the manner in which such Open Source Software is or has been included, incorporated or embodied in, linked to, combined, distributed or made available with, or used in the development of any Company Product (such description shall include whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company or any of its Subsidiaries).

(ii)    Neither the Company nor any of its Subsidiaries has used, modified, or distributed any Open Source Software in a manner that: (i) could or does require (or could or does condition the use or distribution of such Software on) the disclosure, licensing or distribution of any source code for any Company IP or any portion of any Company Product other than such Open Source Software; (ii) could or does require the licensing or disclosure of any Company IP, or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works;

(iii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company IP, including restrictions on the consideration to be charged for the distribution of any Company Product; (iv) creates obligations for the Company or any of its Subsidiaries with respect to Company IP or grants to any Person any rights or immunities under Company IP; or (v) imposes any other limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Product.

(iii)    The Company and each of its Subsidiaries have complied with all of the terms and conditions of each applicable license for Open Source Software, including all requirements pertaining to attribution and copyright notices. The Company and each of its Subsidiaries have taken sufficient steps, including by implementing and enforcing appropriate policies in accordance with industry standards, to (A) identify Open Source Software used by the Company or any of its Subsidiaries or otherwise included in the Company Products, and (B) regulate the use, modification, and distribution of Open Source Software in connection with the businesses of the Company and each of its Subsidiaries and the Company Products, in compliance with the applicable licenses for such Open Source Software. Any written Open Source Software policies of the Company or any of its Subsidiaries are listed in Section 2.13(h)(iii) of the Disclosure Schedule, and complete and correct copies thereof have been Made Available to Parent. There has been no material deviation from or violation of the Company’s or any of its Subsidiaries’ policies with respect to Open Source Software.

(iv)    Section 2.13(h)(i) of the Disclosure Schedule sets forth an accurate and complete list of each third party project relating to Open Source Software to which the Company or any of its Subsidiaries has made contributions, commitments or submissions and, for each project (A) the name of the Employee that made such contribution, commitment or submission in connection with such project, (B) the license under which such contribution, commitment or submission was made, and (C) whether a contribution license agreement was executed on behalf of Company in connection with such project.

(j)    No License of Source Code. No source code for any Company IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an Employee, including under any license for Open Source Software. Neither the Company nor any of its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or any other Person who is not, as of the date of this Agreement, an Employee of the Company or any of its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an Employee of the Company or any of its Subsidiaries.

2.14     IT Assets and Privacy.

(a)    Bugs. None of the Company Software: (i) contains any bug, defect, vulnerability or error that materially and adversely affects the use, functionality, security or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. The Company has Made Available a true, correct and complete list of all known bugs, defects and errors in each version and component of the Company Software. Without limiting the foregoing, there are no warranty, indemnification requests or other claims asserted against the Company or any of its Subsidiaries related to any Company Software which remain unresolved as of the date hereof.

(b)    No Harmful Code. None of the Company Software contains any “back door,” “dropdead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).

(c)    No Spyware or Malware. None of the Company Software performs the following functions, without the knowledge and consent of the owner or user of a computer system or device: (i) sends information of a user to any Person that is not the Company or affiliated with the Company without the user’s consent; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or a user of the computer system or device; (iv) adversely affects or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device without the consent of the owner or authorized user; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s knowledge; (viii) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior.

(d)    Company IT Assets. All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of the Company’s and each of its Subsidiaries’ businesses (collectively, the “Company IT Assets”) are at least adequate for the operation of such businesses. The Company IT Assets have not materially malfunctioned or failed within the past two years and, to the Knowledge of the Company (with respect to Company IT Assets that are not Company IP only), do not contain any Harmful Code or other Software routines or hardware components that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, or (ii) enable or assist any Person to access without authorization any Company IT Assets. The Company and each of its Subsidiaries have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the Company IT Assets.

(e)    Security Measures. The Company and each of its Subsidiaries have taken reasonable steps and implemented reasonable procedures to (i) protect the security and integrity of the information technology systems used in connection with the operation of the businesses of the Company and each of its Subsidiaries, and (ii) ensure such systems are free from any Harmful Code. The Company and each of its Subsidiaries have appropriate disaster recovery and security plans, procedures and facilities for the businesses of the Company and each of its Subsidiaries, and have taken reasonable steps consistent with (or exceeding) industry standards to safeguard the Company Software and Company IT Assets from unauthorized access, disclosure or use by any Person. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries have implemented commercially reasonable security plans that (i) identify internal and external risks to the security of the Company’s and each of its Subsidiaries’ confidential information and any Private Data held or used by the Company and each of its Subsidiaries and (ii) implement and monitor commercially reasonable and effective safeguards to control those risks. There have been no unauthorized intrusions or breaches of the security of the Company IT Assets or Company Software.

(f)    Marketing Communications. Recipients of any communications initiated by or for the Company or any of its Subsidiaries have consented to receive such communications, and the Company and each of its Subsidiaries and all Persons performing services for the Company and each of its Subsidiaries have at all times complied with all Legal Requirements relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.

(g)    Private Data. Section 2.14(g) of the Disclosure Schedule describes the categories of Private Data collected, used, or disclosed by or for the Company or any of its Subsidiaries and identifies and describes each Company Database in which Personal Data or other confidential or proprietary data or information presently is maintained by or for the Company or any of its Subsidiaries, the types of Private Data in each such Company Database, the means by which the Private Data in such Company Database was collected, the means by which it is used or disclosed, the countries in which the individuals whose Private Data is included in such Company Database reside, the countries in which the Persons to which such Private Data is disclosed or made available reside, the countries in which customers or end users of the Company and its Subsidiaries reside, and the security policies that have been adopted and maintained with respect to each such Company Database. No breach or violation of any such Company policy has occurred or, to the Knowledge of the Company, is threatened in writing, and to the Knowledge of the Company there has been no loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of the Private Data or other data or information in any of the Company Databases.

(h)    Privacy Policies and Privacy Legal Requirements. Section 2.14(h) of the Disclosure Schedule identifies (by effective date) each Company Privacy Policy in effect at any time since the inception of the Company and its Subsidiaries and identifies the period of time during which such Company Privacy Policy was in effect. The Company and each of its Subsidiaries at all times has posted the applicable Privacy Policy(ies) on each of its websites, applications, and other online services (“Company Sites”), in a manner readily available to visitors and current and potential users and in compliance with all Privacy Legal Requirements. No statement on any Company Product or any Company Site, or in any Company Privacy Policy, has been misleading, deceptive, or in violation of any Privacy Legal Requirement. The Company and its Subsidiaries have complied at all times with all: Company Privacy Policies, all Privacy Legal Requirements and all filings, registrations and certifications made with respect to such Privacy Legal Requirements. The execution, delivery and performance of this Agreement and any Related Agreements and the consummation of the Transactions will comply with all Company Privacy Policies and Privacy Legal Requirements. The Company and its Subsidiaries have full rights, without necessity of separate consent, to transfer to Parent all Private Data collected or otherwise maintained by or for the Company and its Subsidiaries. The Company has complied at all times with any privacy policies and obligations relating to Private Data of any third party under the terms of any Company Contract. Section 2.14(h) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct, and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, any of its Subsidiaries, or any of their representatives regarding any actual, alleged or suspected violation of any Privacy Legal Requirement by the Company, any of its Subsidiaries, or any Person performing for the Company or any of its Subsidiaries, any of the Company’s or any of its Subsidiaries’ customers or users (to the extent relating to a Company Product or Company Site or any activities of any Person performing for the Company or any of its Subsidiaries) or any Company Product or Company Site, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. There is not and has not been any complaint to, or to the Knowledge of the Company any audit, proceeding, investigation (formal or informal) or Action of or against the Company, any of its Subsidiaries, or any of their customers (in the case of customers, to the extent relating to any Company Product or Company Site or the practices of the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries) by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by or for the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no facts or circumstances that could constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by or for the Company or any of its Subsidiaries.

(i)    Private Data Processing Agreements. The Company has Made Available a true, correct and complete copy of each standard form of Company Private Data Processing Contract currently used by the Company and each of its Subsidiaries, including each standard form of each of the following, as applicable: (i) data storage or hosting agreements; (ii) agreements involving the purchase, license, use or transfer of Private Data; and (iii) professional services, outsourced services, data processing, or consulting agreements. Section 2.14(i) of the Disclosure Schedule accurately identifies each Company Private Data Processing Contract that deviates in any material respect from the corresponding standard form agreement Made Available pursuant to this Section 2.14(i).

(j)    Private Data Protection Practices.

(i)    Section 2.14(j) of the Disclosure Schedule sets out: a list of the individuals currently designated as responsible for overseeing the Company Privacy Policies and ensuring compliance with Privacy Legal Requirements. The Company and each of its Subsidiaries has maintained reasonable safeguards to protect Private Data in accordance with Privacy Legal Requirements. The Company and each of its Subsidiaries has at all times made all disclosures to, and obtained any necessary consents from, users, consumers, customers, employees, contractors, and other applicable Persons required by Privacy Legal Requirements and has filed any required registrations with the applicable data protection authority.

(ii)    The Company and the Subsidiaries conduct and operate their businesses, including the operation of the Company Products and their distribution to and use by customers, in a manner that is reasonably designed to achieve compliance with Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) (applicable as of 25 May 2018) (“GDPR”). The Company has Made Available to Parent a true, correct and complete copy of the Company’s Article 30 processing records created pursuant to the GDPR. Where the Company or any of its Subsidiaries uses a data processor to process Private Data, there is in existence a written Contract between the Company and each such data processor that complies with the requirements of all GDPR Privacy Legal Requirements. The Company has Made Available to Parent true, correct and complete copies of all such Contracts. To the Knowledge of the Company, such data processors have not breached any such Contracts pertaining to Private Data processed by such Persons on behalf of Company. Neither the Company nor any of its Subsidiaries has transferred or authorized the transfer of Private Data outside of the originating country, except where such transfers have complied with the requirements of GDPR Privacy Legal Requirements.

2.15    Material Contracts.

(a)    Section 2.15(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Company Contract, including all amendments and modifications thereto, in effect as of the date hereof (the Company Contracts described below, whether or not set forth in Section 2.15(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):

(i)    that is with (A) a Top Customer or (B) a Top Supplier;

(ii)    pursuant to which the Company or any of its Subsidiaries has been appointed a partner, reseller or distributor or OEM;

(iii)    pursuant to which the Company or any of its Subsidiaries has appointed another party as a partner, reseller, or distributor or OEM;

(iv)    pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis or similar terms;

(v)    pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any warranty to any third party with respect to the performance of any Company Product, except for any Standard Form IP Contracts entered into in the ordinary course of business;

(vi)    pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(vii)    pursuant to which the Company has an obligation to assign Intellectual Property Rights;

(viii)    imposing any restriction on the right or ability of the Company or any of its Subsidiaries (or that would purport to limit the freedom of Parent or any of their Affiliates): (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any technology;

(ix)    set forth or required to be set forth in Sections 2.13(a)(iv), 2.13(a)(v), or 2.14(i) of the Disclosure Schedule;

(x)    that is a collectively bargained agreement or similar Contract, including any Contract with any union, works council, personnel delegates or similar labor entity, or specifically authorized employees;

(xi)    that is with an Employee, trainee, freelancer or temporary worker, except the Company’s standard Employee offer letter that is terminable at will and does not provide for any severance, separation, or change of control payments or benefits;

(xii)    that grants any severance or termination pay or benefits or post-termination payments (in cash or otherwise) to any Employee, consulting or sales agreement, contract or commitment with a firm or other organization;

(xiii)    that is a Lease Agreement;

(xiv)    relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(xv)    relating to the settlement of any Action;

(xvi)    relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities;

(xvii)    relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company or any of its Subsidiaries;

(xviii)    involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(xix)    creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xx)    relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

(xxi)    constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xxii)    that has a term of more than sixty (60) days and that may not be terminated by the Company or any of its Subsidiaries (without penalty or any post-termination support, maintenance, engineering or similar obligations) within sixty (60) days after the delivery of a termination notice by the Company or any of its Subsidiaries;

(xxiii)    that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate; or (B) the performance of services having a value in excess of $250,000 in the aggregate; and

(xxiv)    to the extent not previously disclosed in Section 2.15(a)(i)-(xxiii), (A) all Licensed IP Contracts (other than (1) Company Contracts pursuant to which the Company non-exclusively licenses Open Source Software (and no other Intellectual Property or Intellectual Property

Rights) from a third party, (2) Vendor Contracts and (3) Standard Form IP Contracts that have been entered into in the ordinary course); (B) each Company Product (if any) in which such Licensed IP is incorporated or for which it is used in the development, design, delivery, distribution or provision of any Company; and (v) in Section 2.13(a)(v) of the Disclosure Schedule, each Company IP Contract (other than (A) non-disclosure agreements substantially in the form of a Standard Form IP Contract, (B) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business, and (C) rights granted to contractors or vendors to use Company IP for the sole benefit of the Company or any of its Subsidiaries) and whether the Contract contains (1) an assignment of, (2) a license to, or (3) covenant not to assert or enforce, the Company IP

(b)    The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto. Section 2.15(b) of the Disclosure Schedule provides an accurate description of the terms of any Material Contract that is not in written form. Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, each Material Contract is valid and in full force and effect and is enforceable against the Company or any of its Subsidiaries and by the Company or any of its Subsidiaries in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Material Contract. Neither the Company nor any of its Subsidiaries have received any written notice or other written communication (or, to the Knowledge of the Company, otherwise) regarding any actual violation or breach of, or default under, any Material Contract. Neither the Company nor any of its Subsidiaries have waived any of its material rights under any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

2.16    Employee Benefit Plans.

(a)    Schedule. Section 2.16(a)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, including any specific Employee Agreement providing severance or post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations in case of change of control of the Company. Except in the ordinary course of business, neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements. To the extent permissible under applicable Legal Requirements, Section 2.16(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title, annual salary or base wages, commissions (both commission target and earned commissions), bonus (target, maximum and any amounts paid for the current year), overtime classification, organization of working time (full time, part time, or temporary), overtime hours and accrued but unpaid vacation balances of each current employee of the Company and each of its Subsidiaries as of the date hereof, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no employee listed on Section 2.16(a)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.16(a)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries.

(b)    Documents. The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents and all related management and/or monitoring and/or information documents and/or records required by applicable Legal Requirements, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all material correspondence and/or notifications to or from any governmental agency relating to any Company Employee Plan, (vii) all model COBRA forms and related notices, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, (x) all forms of privacy notices under HIPAA and all Business Associate Agreements to the extent required under HIPAA and (xi) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. There is no fact, condition, or circumstance since the date the documents were Made Available in accordance with this paragraph (b), which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c)    Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, and are in compliance in all material respects with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, statutes, orders, rules and regulations, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the date of such letter that has or is reasonably likely to affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Company’s Knowledge, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Times in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than for ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each

Company Employee Plan and/or pursuant to applicable Legal Requirements. With respect to each Company Employee Plan, the Company and each Subsidiary has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including the COBRA provisions set forth in the American Recovery and Reinvestment Act of 2009 and any applicable proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. Each Company Employee Plan that is a health plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”). If the Company is an Applicable Large Employer (as defined in the 2010 Health Care Law), the Company has not incurred any liability or excise tax under Section 4980H of the Code.

(d)    Bonus Plan Compliance. The Company and each of its Subsidiaries is in compliance in all material respects with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any payments, Taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(e)    No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)    No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)    Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(h)    No International Employee Plans. Except as required under applicable Legal Requirements, neither the Company nor any ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plan.

(i)    No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and neither the Company nor any of its Subsidiaries have ever represented, promised or contracted (whether in oral or written form) to any

Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination, retiree or post-employment life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements. Section 2.16(i) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or any of its Subsidiaries or otherwise) relating to such former Employee’s service with the Company or any of its Subsidiaries; and (ii) briefly describes such benefits.

(j)    Effect of Merger. Except as set forth under Section 2.15(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) increase or enhance any payments or benefits otherwise payable or to be provided by the Company or any of its Subsidiaries, (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code or (v) increase the amount of compensation due to any Person.

2.17    Employment Matters.

(a)    Compliance with Employment Laws. The Company and each of its Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, employee classification, Tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by applicable Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, to the Company’s Knowledge threatened or reasonably anticipated, against the Company or any of its Subsidiaries or Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Company’s Knowledge threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries or any trustee under any worker’s compensation policy or long-term disability policy of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans or mandated by applicable law). Section 2.17(a) of the Disclosure Schedule lists all liabilities of the Company and each of its Subsidiaries to any Employee, that would result from the termination by the Company or any of its Subsidiaries or Parent of

such Employee’s employment or provision of services, other than those disclosed in Section 2.16(j) or mandated by applicable law. Neither the Company nor any ERISA Affiliate has direct, or to the Knowledge of the Company, indirect liability with respect to any misclassification of any person as an independent contractor, intern and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.

(b)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending or to the Company’s Knowledge threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law. There are no performance improvement or disciplinary actions contemplated or pending against any of the Company’s or any Subsidiary’s current employees.

(c)    No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to carry out his/her functions to promote the interests of the Company and each of its Subsidiaries or that would interfere with the Company’s and each of its Subsidiaries’ business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s and each of its Subsidiaries’ business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s and each of its Subsidiaries’ business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound. To the Knowledge of the Company, no Employee of the Company is in material violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or currently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others. Neither the Company nor any Subsidiary is a party to any Contract with any of their respective Employees or service providers that provides any additional payment of compensation to such service provider in connection with any period of non-competition following the cessation of services to the Company or any Subsidiary. Except as set forth on the Disclosure Schedule, no Key Executive Employee of the Company or any Subsidiary has given notice to the Company or any Subsidiary, nor does the Company or any Subsidiary otherwise have Knowledge, that any such Key Executive Employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the Employees of the Company or any

Subsidiary is “at will” and neither the Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees except as mandated by applicable law. Each of the Company and each Subsidiary has not, and no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Subsidiary of any terms or conditions of employment with Parent following the Effective Time.

2.18    Governmental Authorizations. Each material notification, consent, license, permit, grant or other authorization (a) pursuant to which the Company and each of its Subsidiaries currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the Company’s and each of its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company and each of its Subsidiaries, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct its businesses or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Merger. To the Company’s Knowledge, the Company and each of its Subsidiaries have been and are in compliance in all material respects with the terms and conditions of the Company Authorizations.

2.19    Litigation. There is no Action of any nature pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such), nor is there any reasonable basis therefor. No Governmental Entity has at any time challenged the legal right of the Company and each of its Subsidiaries to conduct their operations as presently or as currently contemplated to be conducted. There is no Action of any nature pending or, to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the date hereof, nor is there any reasonable basis therefor. To the Knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company, any Subsidiary or any of their assets or directors, officers or Employees (in their capacities as such or relating to their employment, services or relationship with the Company or a Subsidiary) based upon: (a) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, or (b) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Parent, whether by way of merger, consolidation, sale of assets or otherwise. Neither the Company nor any Subsidiary has any Action pending against any other Person.

2.20    Insurance. Section 2.20 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies (such policies and bonds, collectively, “Insurance Policies”). There is no claim by the Company or any ERISA Affiliate pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such Insurance Policies. To the Knowledge of the Company, no facts or circumstances exists which would permit the Company to make a valid claim pursuant to any Insurance Policy, and in connection with such claim has not been made. In addition, there is no pending claim of which its total value

(inclusive of defense expenses) would reasonably be expected to exceed the policy limits. Since inception, there have there been no claims under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy, nor have there been in existence any facts, circumstances or events for which the Company could have made a claim under an Insurance Policy but has failed to timely do so. All premiums due and payable under all Insurance Policies have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). The Insurance Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect since their inception and remain in full force and effect. The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of the Insurance Policies. None of the Company or any Affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.21    Compliance with Legal Requirements.

(a)    General. Except as is not material in any case or in the aggregate, the Company and each of its Subsidiaries have complied with all Legal Requirements and are not in violation of any Legal Requirement. Neither the Company nor any of its Subsidiaries have received any written notices (or to the Knowledge of the Company, otherwise) of a material violation with respect to any Legal Requirement.

(b)    Export Control Laws. The Company and each of its Subsidiaries have at all times conducted its export and re-export transactions in accordance with (x) all applicable U.S. export and re-export control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, and (y) all other applicable import/export controls in other countries in which the Company and each of its Subsidiaries conduct business. Without limiting the foregoing, (i) the Company and each of its Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance in all material respects with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section 2.21(b) of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s and each of its Subsidiaries’ products, services, software and technologies.

(c)    Anticorruption Laws. Neither the Company nor any of its Subsidiaries, directors, officers, employees, distributors, resellers, consultants, agent or other third party acting on behalf of the Company or any of its Subsidiaries, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or United Kingdom Bribery Act of 2010 (“UKBA”) or any applicable local, domestic, or international anticorruption laws. Neither the Company nor any of its Subsidiaries, nor any director, officer, employee or agent of the Company or any of its Subsidiaries has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before-stated parties falsified any documents of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA, UKBA, or any other applicable anticorruption law. Neither the Company nor any of its Subsidiaries have conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA and UKBA. Upon request, the Company and each of its Subsidiaries agree to provide Parent with anticorruption law certifications and agree to permit access to its books and records.

2.22    Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any other stockholder or employee of the Company (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest or is otherwise Affiliated with) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any of its Subsidiaries furnish or sell, or propose to furnish or sell, or (ii) any interest in, or is a party to, any Company Contract, other than employment arrangements between the Company and such Interested Party that have been Made Available to Parent; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.22.

2.23    Books and Records. The minute books of the Company and each of its Subsidiaries have been Made Available, are complete and up-to-date in all material respects, and have been maintained in accordance with sound and prudent business practice. The minutes of the Company and each of its Subsidiaries contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company (and any committees thereof) in all material respects since the time of incorporation of the Company, as the case may be. The Company and each of its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries have engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company.

2.24    Third Party Expenses. Other than as set forth on Section 2.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 2.24 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.24 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company and each of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions.

2.25    Top Customers and Top Suppliers.

(a)    Section 2.25(a) of the Disclosure Schedule contains a true and correct list of the top twenty (20) currently active distributors, licensees or other customers of Company Products by revenues generated in connection with such customers for the 12 month period ending on the Balance Sheet Date (each such customer, a “Top Customer”). Neither the Company nor any of its Subsidiaries have received written notice, nor does the Company have Knowledge, that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any of its Subsidiaries consistent with past custom and practice.

(b)    Section 2.25(b) of the Disclosure Schedule contains a true and correct list of the top twenty (20) currently active suppliers of the Company and its Subsidiaries, whether of products, services, Intellectual Property Rights or otherwise, by dollar volume of sales and purchases, respectively, for the 12 month period ending on the Balance Sheet Date (each such supplier, a “Top Supplier”). Neither the Company nor any of its Subsidiaries have received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company and its Subsidiaries (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any of its Subsidiaries consistent with past custom and practice.

2.26    Disclosure; Knowledge. The Company does not make any representations or warranties, whether expressed or implied, at law or in equity, other than as expressly set forth in this Article II, and any such representations or warranties (other than those expressly set forth in this Article II) are hereby expressly disclaimed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.1    Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent owns beneficially and of record all outstanding equity interests in Merger Sub, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub.

3.2    Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and/or Merger Sub are a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to the Enforceability Limitations.

3.3    Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Merger and the other Transactions, except for (a) such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such filings, notifications, consents, clearances, approvals, authorizations, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act or any foreign antitrust, merger control or competition law.

3.4    No Conflict. Assuming compliance with the other regulatory measures, if any, described in Section 3.3 hereto, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation of the Transactions contemplated hereby, do not and will not: (i) conflict with or violate the Charter Documents of Parent or Merger Sub, as the case may be; (ii) conflict with or violate any Legal Requirement with respect to Parent or Merger Sub, as the case may be; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under or require any consent of any Person pursuant to, any Contract or permit of Parent or Merger Sub, as applicable, except, in the case of each of the foregoing clauses “(i),” “(ii)” and “(iii),” for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other Transactions.

3.5    Sufficiency of Funds. Parent will have, as of the Effective Time, sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.

3.6    Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.7    Litigation. There is no Action pending or, to the knowledge of Parent, overtly threatened, against Parent or Merger Sub which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Merger or (b) would reasonably be expected to be materially adverse to the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or on the ability of Parent or Merger Sub to consummate any of the transactions contemplated by this Agreement.

3.8    Non-Reliance. Except for the specific representations and warranties expressly made by the Company in Article II of this Agreement, Parent specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Company or any other Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by the Company or any other Person.

ARTICLE IV

CONDUCT OF COMPANY BUSINESS

DURING PENDENCY OF TRANSACTION

4.1    Affirmative Obligations. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 9.1 or the Effective Time (such period, the “Pre-Closing Period”), except to the extent that Parent shall otherwise consent in writing, the Company shall conduct the business of Company and its Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted (including maintaining working capital and cash management practices, collecting receivables, paying payables (including the writing and mailing of checks with respect thereto) and booking sales), pay all Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of amended Tax Returns, as set forth in Section 4.2(p)), pay or perform all other obligations of the Company and its Subsidiaries when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Legal Requirement), and, to the extent consistent with such business, preserve intact the present business organizations of the Company and its Subsidiaries, use commercially reasonable efforts to keep available the services of, and not give notice of revocation or termination to any of, the present officers and Key Executives of the Company and its Subsidiaries (other than those to whom Parent does not make an offer), preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving materially unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Times.

4.2    Forbearance. In furtherance and not in limitation of Section 4.1, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as expressly set forth in Section 4.2 of the Disclosure Schedule or otherwise consented to in advance by Parent, the Company shall not (and shall ensure that each of its Subsidiaries shall not):

(a)    cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any of its Subsidiaries (other than to implement this Agreement);

(b)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any of its Subsidiaries, or split, combine or reclassify any Company Capital Stock or the capital stock of any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any of its Subsidiaries, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any of its Subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any of its Subsidiaries), except (i) in accordance with the agreements evidencing Company Options or Company RSUs outstanding and as in effect on the date hereof or (ii) distributions or dividends of cash prior to the Closing;

(c)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or the capital stock of any of its Subsidiaries or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of Company Options or Company RSUs outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof;

(d)    form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(e)    make or agree to make any capital expenditure or commitment for a capital expenditure exceeding $25,000 individually or $50,000 in the aggregate;

(f)    acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any of its Subsidiaries or any business enterprise or division thereof outside the ordinary course of the business of the Company or any of its Subsidiaries, and consistent with past practice;

(g)    unless required by applicable law, modify or remove any Company Privacy Policy in any material respect, or publish or make available any new Company Privacy Policy;

(h)    except in connection with the provision of products and services to customers in the ordinary course of business consistent with past practice, enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company IP or any agreement, contract or commitment or modification or amendment to any agreement with respect to Company IP with any Person, (ii) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any other Person, or (iii) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to their customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any of its Subsidiaries;

(i)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of its Subsidiaries;

(j)    incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company or any of its Subsidiaries or amend the terms of any outstanding loan agreement;

(k)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(l)    make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(m)    commence or settle any Action or threat of any Action by or against the Company or any of its Subsidiaries or relating to any of their respective businesses, properties or assets;

(n)    pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(o)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(p)    make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement, enter into any transactions giving rise to deferred gain or loss, amend any Tax Return unless a copy of such amended Tax Return has been submitted to Parent for its review and consent no less than twenty (20) days prior to the time of filing of such amended Tax Return;

(q)    adopt, amend or terminate, or start a termination process of, any Company Employee Plan or any Employee Agreement, including any indemnification agreement, except as required by applicable law;

(r)    hire Employees (i) at the executive level or higher or, (ii) other than in the ordinary course of business consistent with past practice, other Employees; provided, however that equity and equity-based awards (whether payable in cash, stock or otherwise) may not be offered in connection with any such hiring except as permitted in Section 4.2(c);

(s)    increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its Employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Company Employee Plan or Employee Agreement, trust, fund, policy or arrangement for the benefit of any Employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to Company Employee Plans described in Section 3(3) of ERISA that may be required by law;

(t)    accelerate, amend or change the period of exercisability or the vesting schedule of Company Restricted Stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except (i) as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Disclosure Schedule or (ii) related to any Non-Continuing Employee;

(u)    increase or make any other change that would result in increased cost to the Company or any of its Subsidiaries with respect to the salary, wage rate, incentive compensation opportunity (including bonuses and commission payments), employment status, title or other compensation (excluding equity based compensation) payable or to become payable by the Company or any of its Subsidiaries to any Employee;

(v)    make any declaration, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee other than in accordance with the terms of this Agreement;

(w)    terminate any Employees or otherwise cause any Employees to resign, in each case other than (x) in the ordinary course of business consistent with past practice or (y) for cause or poor performance (documented in accordance with the Company’s past practices or pursuant to a written agreement with such Employees in effect as of the date hereof);

(x)    take any action to accelerate the vesting or payment of, or otherwise modify the terms of any of the outstanding Company Options or Company RSUs or accelerate the vesting or payment of, any other compensation to any Employee;

(y)    cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any of its Subsidiaries;

(z)    send any written communications (including electronic communications) to Employees regarding this Agreement or the Transactions or make any representations or issue any communications to Employees that, in each case, are inconsistent with this Agreement or the Transactions, including any representations regarding offers of employment from Parent or a Subsidiary of Parent;

(aa)    (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s or any of its Subsidiaries’ businesses or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date hereof; provided that (A) Parent shall not unreasonably withhold its consent and any such action provided for in this Section 4.2(aa) that is consistent with the past practices of the Company shall have the presumption of reasonableness and (B) the Parent’s failure to respond to a notice from the Company proposing any such action provided for in this Section 4.2(aa) within two (2) business days of such notice shall be deemed to be an affirmative written consent of Parent to the taking of such action by the Company;

(bb)    except as required by applicable Legal Requirements and the Transactions contemplated herein, convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders;

(cc)    discount any accounts receivable of the Company or any of its Subsidiaries, or accelerate the collection of any accounts receivable or delay the payment of any accounts payable, outside the ordinary course of business consistent with past practice; or

(dd)    take, commit, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any other action that would cause the condition set forth in Section 6.2(b) not to be true.

Notwithstanding the foregoing, nothing in this Agreement shall restrict the Company from paying or discharging any Indebtedness or Third Party Expenses prior to the Closing. The parties acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations,

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Non-Solicitation of Competing Acquisition Proposals.

(a)    Termination of Pending Discussions. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding any Alternative Transaction.

(b)    Non-Solicitation of Competing Acquisition Proposals. During the Pre-Closing Period, the Company shall not, through any of its directors, officers or other employees, stockholders, Affiliates, representatives, or other agents, including its financial, legal or accounting advisors (together, “Representatives”), directly or indirectly (i) solicit, respond to, initiate, knowingly encourage or enter into discussions regarding any inquiry, proposal or offer from, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of intellectual property in connection therewith) to, any Person (other than Parent and its Representatives acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Capital Stock or the capital stock of any of its Subsidiaries (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise, (B) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company or any of its Subsidiaries that is not in the ordinary course of business (each, an “Alternative Transaction”); (iii) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person assets to its properties, assets, technologies, books or records, not customarily afforded such access or (iv) enter into any Contract, whether binding or non-binding, with any Third Party providing for an Alternative Transaction (including a letter of intent or exclusivity agreement).

(c)    Notice of Competing Acquisition Proposals. In the event that the Company or any of its Affiliates or Representatives shall receive, during the Pre-Closing Period, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction or that could reasonably lead to an Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (b)(ii) above, the Company or such Affiliate or Representative shall immediately notify Parent thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Parent may reasonably request.

(d)    Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company, if at the direction of the Company, shall be deemed to be a breach of this Agreement by the Company.

(e)    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

5.2    Stockholder Approval. Immediately following the execution of this Agreement, the Company shall solicit from Stockholders representing the Requisite Stockholder Approval (a) written consent in the form attached hereto as Exhibit D (the “Stockholder Written Consent”), and (b) Joinder Agreements in the form attached hereto as Exhibit E, and shall deliver the Stockholder Written Consent and Joinder Agreement executed by such Stockholders, to Parent within twenty-four (24) hours of the execution of this Agreement. The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. Promptly upon obtaining the Requisite Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable (and in any event, within five (5) Business Days), send to all Stockholders as of the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent, a Joinder Agreement and all other notices required pursuant to Delaware Law and shall use its commercially reasonable efforts to cause each such Stockholder to execute and deliver such Joinder Agreement to Parent, including a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising of (i) an information statement to the Stockholders in connection with the solicitation of their signatures to a Stockholder Written Consent, (ii) the notice contemplated by Section 228(e) of Delaware Law of the taking of a corporate action without a meeting by less than a unanimous written consent, and (iii) the notice contemplated by Section 262(d)(2) Delaware Law, together with a copy of Section 262 of Delaware Law. The Stockholder Notice shall include (x) a statement to the effect that the Board of Directors of the Company had unanimously recommended that the Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger and (y) such other information as Parent and the Company may agree is required or advisable under Delaware Law to be included therein. Prior to its mailing, the Stockholder Notice shall have been approved by Parent (such approval to occur within five (5) Business Days following receipt), and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or advisable to be included under Delaware Law in the Stockholder Notice or in any amendment or supplement thereto, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Stockholder Notice from time to time as may be required by applicable Legal Requirements. The Board of Directors of the Company shall not alter, modify, change or revoke the Company Recommendation.

5.3    General Efforts to Close.

(a)    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger and the other Transactions as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of Parent and Merger Sub (in the case of the Company) or the Company (in the case of Parent or Merger Sub) to effect the Merger set forth in Article VI, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the other Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Nothing contained in this Agreement shall require Parent or Merger Sub to litigate with any Governmental Entity. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting the consummation of the Merger and the other Transactions.

(b)    Without limiting the generality of the foregoing, each of Parent and the Company shall, or cause its “ultimate parent entity” (as such term is defined in the HSR Act) to make, as soon as practicable, make any initial filings required under the HSR Act and any other additional filings (“Merger Notification Filings”) required by the any applicable foreign antitrust, merger control, or competition laws (in the case of filings under the HSR Act, within 10 Business Days after the date of this Agreement). The parties hereto shall promptly supply one another with any information that may be required in order to make such filings or obtain such consents and approvals. Each party hereto shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other antitrust law, (ii) coordinate with one another in preparing and exchanging such materials and (iii) promptly provide one another (and its counsel) upon request with copies of all filings, presentations or submissions made by such party to any Governmental Entity in connection with this Agreement (copies of the HSR Act notification and Item 4(c) and Item 4(d) attachments may only be reviewed by the other party on an “Outside Counsel Only” basis, as described below). In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 5.3 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c)    Each of Parent and the Company shall use its respective reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable antitrust laws, including responding promptly to and complying with any reasonable requests for information, relating to this Agreement or the Merger Notification Filings from any Governmental Entity charged with enforcing, applying, administering or investigating any antitrust laws.

(d)    In furtherance and not in limitation of the efforts referred to above in this Section 5.3, if any objections are asserted with respect to the Transactions under the HSR Act, or if any Action, suit or proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Entity or any third party challenging the Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each party shall use its commercially reasonable efforts to resolve any such objections or actions, suits or proceedings so as to permit the consummation of the Transactions as expeditiously as possible.

(e)    Notwithstanding the foregoing in this Section 5.3, none of Parent any of its Subsidiaries or other Affiliates shall be obligated to: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any material portion of the capital stock, assets, rights, products or businesses of Parent, the Company, or their respective Subsidiaries or Affiliates; (ii) agree to any material restrictions on the activities of Parent or its Subsidiaries or Affiliates (including, after the Closing, the Company); (iii) waive any material rights; (iv) defend, litigate, commence or prosecute any Action; or (v) take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the consummation of the Transactions (any of the foregoing, an “Antitrust Restraint”). None of the Company or any of its Subsidiaries, without the Parent’s advance written consent in the Parent’s sole discretion, discuss or commit to any divestiture or discuss or commit to alter the Parent’s, the Merger Sub’s, the Company’s, or any of the Company’s Subsidiaries’ businesses or commercial practices a material way or otherwise take or commit to take any action that materially limits the Parent’s freedom of action with respect to, or the Parent’s ability to retain all of the material businesses, operations, assets, or equity holdings of the Parent, the Merger Sub, the Company, or any of the Company’s Subsidiaries or otherwise receive the full benefits of the Agreement.

5.4    Access to Information. The Company shall afford Parent and its Representatives reasonable access during the Pre-Closing Period to (i) all of the properties, Books and Records and Company Contracts, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirements) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.5    Contracts.

(a)    Notices and Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of, and deliver all notices to, any third parties to any Company Contract (including all of the Company Contracts set forth in Section 2.4 of the Disclosure Schedule) as are required thereunder in connection with the Merger in order for such Company Contract to remain in full force and effect following the Merger, provided, however that the Company shall not be required to pay any consent fee or similar payment to a third party to obtain such consents, waiver or approvals except to the extent that such fees are expressly required by the terms of the applicable Company Contract. Such consents, modifications, waivers and approvals shall be in a form acceptable to Parent.

(b)    Amended or Terminated Agreements. The Company shall amend or terminate, as applicable, each of the agreements listed on Schedule 5.5(b) (the “Amended or Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Amended or Terminated Agreement shall be amended or of no further force or effect, as applicable, immediately following the Closing. The form and substance of each amendment and termination letter shall be subject to prior review and approval by Parent.

5.6    Employee Matters.

(a)    Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause each current Employee of the Company or any of its Subsidiaries to have entered into and executed, and each person who becomes an employee of the Company or any of its Subsidiaries after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company effective as of such employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company or any of its Subsidiaries to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or any of its Subsidiaries after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement (or other such agreement providing for the protection of the Company’s confidential and proprietary information and trade secrets) with the Company effective as of such consultant or contractor’s first date of service.

(b)    Termination of Employee Plans. Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Closing Date, the Company and each of its Subsidiaries shall terminate any Code Section 401(k) arrangement (each, a “401(k) Plan”) sponsored or maintained by the Company and its Subsidiaries. The Company shall provide Parent with evidence that any such 401(k) Plan(s) has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company and each of its Subsidiaries also shall take such other actions in furtherance of terminating any such 401(k) Plan as Parent may require. Parent shall take all actions necessary and appropriate to allow Continuing Employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Parent (the “Parent 401(k) Plan”) to enroll as soon as reasonably practicable following the Closing in the Parent 401(k) Plan and to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of all account assets and liabilities, including Company 401(k) Plan loans as permitted under the terms of such plan, from the Company 401(k) Plan to the Parent 401(k) Plan.

(c)    Payment of Accrued Employee Amounts. Prior to the Closing and subject to applicable Legal Requirements, the Company and each of its Subsidiaries shall pay out all vacation and/or paid time off that has been accrued but unused as of the Closing Date by any Employee, as well as all accrued wages, pro-rated bonuses, commissions, fees and other accrued but unpaid compensation and benefits of any Employee as of the Closing Date (the “Accrued Employee Amounts”). Accrued Employee Amounts which remain unpaid at Closing shall be treated as Closing Indebtedness.

(d)    Parent Plans. Upon termination of a Company Employee Plan prior to the Closing pursuant to this Section 5.6 or for any reason after the Closing, Continuing Employees in the U.S. shall be eligible to enroll, without lapse in coverage, in Parent’s corresponding employee benefit plans, programs, policies and arrangements (the “Parent Plans”) on substantially similar terms applicable to employees of Parent who are similarly situated based on levels of responsibility and location, to the extent permitted by the terms of the applicable Parent Plans and applicable Legal Requirements. Parent shall recognize the prior service with the Company or Subsidiary of each of the Continuing Employees for purposes of initial eligibility and vesting only to the extent permitted by the terms of the Parent Plans, except for Parent Plans relating to vacation or severance in which case Parent shall recognize such prior service for purposes of determination of benefit levels, to the extent permitted by the terms of, or by the providers for, the applicable Parent Plans. Notwithstanding anything to the contrary contained herein, this Section 5.6(d) shall not operate to (i) require credit for benefit accrual under a defined benefit pension plan, (ii) duplicate any benefit provided to any Continuing Employee, (iii) be construed to mean the employment of the Continuing Employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason (other than as may be set forth in an employment agreement with the Continuing Employee), (iv) require Parent or its subsidiaries or affiliates or any Parent Plan or trust related thereto to pay for any benefits that relate to any time period prior to the Continuing Employees’ participation in the Parent Plans, (v) require Parent to continue to maintain any employee benefit plan in effect following the Effective Time for Parent’s employees, including the Continuing Employees, or (vi) require Parent to grant any equity awards other than as contemplated by this Agreement. To the extent that any Continuing Employee(s) are transitioned mid-plan year from the group health and welfare plan(s) for which the Continuing Employee is eligible, Parent shall cause its employee health and welfare plan(s) offered to such individuals to waive preexisting condition limitations, eligibility waiting periods, actively at work and evidence of insurability requirements for the Continuing Employee(s) and their eligible dependents (to the maximum extent permitted under the applicable insurance policy and Parent Plan) and shall give full credit for any co-payments made and deductibles fully or partially satisfied under the Company Employee Plans prior to such transition date with respect any welfare or other employee benefit plans maintained by Parent. For the avoidance of doubt, the Continuing Employees are not third-party beneficiaries of this Section 5.6(d).

(e)    Termination of Company Employment Arrangements. Prior to the Closing, the Company and each of its Subsidiaries shall terminate the employment or consulting services of each individual who Parent expects to be a Non-Continuing Employee, effective as of no later than immediately prior to the Closing.

(f)    Compensation and Benefits. Parent or its Affiliate shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of an Employee on or following the Closing.

(g)    No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Stockholder, Employee or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Continuing Employee, Key Executive, Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of Parent, any Subsidiary of Parent, the Company or any of its Subsidiaries. Further, each of Company, Parent and its subsidiaries retain the right to amend or terminate its benefit plans at any time and from time to time.

(h)    Parachute Payment Waivers. The Company shall take obtain and deliver to Parent, prior to the initiation of the requisite stockholder approval procedure under Subsection (i) below, a parachute payment waiver (substantially in the form attached hereto as Exhibit I, a “Parachute Payment Waiver”) from each Person who the Company or Parent reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure described below, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of the Merger.

(i)    Section 280G Stockholder Approval. Prior to the Closing, the Company shall submit to the Stockholders for approval (in a manner reasonably intended to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder and is reasonably satisfactory to Parent) by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments, benefits, accelerated vesting, options and/or stock provided pursuant to Contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (which determination shall be made by the Company and shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed).

(j)    Stock Plan Matters. The Company and each of its Subsidiaries, as applicable, shall take, prior to the Closing, commercially reasonable necessary actions to effect the treatment of Company Options described in Section 1.6(c) hereof.

5.7    Payoff Letters; Release of Liens.

(a)    Payoff Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall obtain from each holder of Indebtedness, and deliver to Parent, an executed payoff letter, in form and substance reasonably acceptable to Parent, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company and each of its Subsidiaries; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company and each of its Subsidiaries prior to the Closing Date (each, a “Payoff Letter”).

(b)    Release of Liens. Prior to the Closing, the Company shall file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 5.7(b).

5.8    Third Party Expenses.

(a)    Subject to the provisions of Article VIII, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements; provided, however, that all Third Party Expenses (that are incurred by the Company prior to or as of the Closing and that are unpaid as of immediately prior to the Effective Times) shall be deducted from the Purchase Price payable hereunder in respect of the outstanding shares of Company Capital Stock pursuant to the adjustments contemplated by the definition of Total Consideration.

(b)    At least five (5) Business Days prior to the Closing, the Company shall have provided Parent with a statement, in a form reasonably satisfactory to Parent, setting forth all unpaid Third Party Expenses incurred by or on behalf of the Company and its Subsidiaries as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company and its Subsidiaries after the Closing (the “Statement of Expenses”). The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent. The Company’s Subsidiaries shall not incur any Third Party Expenses.

5.9    Closing Date Balance Sheet. Not less than five (5) Business Days prior to the Closing, the Company shall deliver to Parent an estimated consolidated balance sheet of the Company and its

Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”), in a form reasonably acceptable to Parent, that has been prepared in accordance with GAAP consistently applied on a basis consistent with the Financials and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, after giving effect to the Closing. The Closing Date Balance Sheet shall set forth all information required to calculate, and shall calculate the Closing Indebtedness, the Closing Cash and the Net Working Capital Positive Adjustment or the Net Working Capital Negative Adjustment. The Closing Date Balance Sheet shall also contain a true, complete and correct asset ledger and line item for each liability set forth in such balance sheet.

5.10    Spreadsheet. Not less than five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Parent and accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein:

(a)    calculations of the Total Consideration and all components thereof, as well as the Closing Cash, Third Party Expenses, Closing Indebtedness, Net Working Capital, and the Per Share Merger Consideration (collectively, the “Closing Financial Information”);

(b)    with respect to each Stockholder: (i) the name and address of such holder, and, if available, the e-mail address of such holder, (ii) whether such holder is a current or former employee of the Company or any of its Subsidiaries, (iii) the number, class and series of shares of Company Capital Stock held by such holder, (iv) the date of acquisition of such shares, (v) whether any Taxes are to be withheld in accordance with Section 1.9 from consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i), (vi) the gross consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i) (on a issuance-by-issuance basis and in the aggregate), (vii) such Stockholder’s Loan Repayment Amount, if any, (viii) the Pro Rata Portion of such holder and the amounts deemed contributed by such holder into the Escrow Funds, (ix) the net amounts to be paid to such holder in accordance with Section 1.6(b)(i) after deduction of the amounts referred to in clauses (vii) and (viii);

(c)    with respect to each Company Option: (i) the name, and if available the address and e-mail address of such holder, (ii) whether such holder is an employee, consultant, director or officer of the Company or any of its Subsidiaries, (iii) the grant date and expiration date thereof, (iv) whether such Company Option was granted pursuant to the Plan, (v) the vesting schedule (including all acceleration provisions) applicable to such Company Option and the extent to which such Company Option is vested as of immediately prior to the Effective Time (taking into account any Company Option (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions), (vi) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, (vii) whether such Company Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code, (viii) whether such Company Option is “early exercisable” for shares of Company Restricted Stock, (ix) such holder’s Loan Repayment Amount, if any, (x) the Pro Rata Portion of such holder and the amounts deemed contributed by such holder into the Escrow Funds, (xi) the net amounts to be paid to such holder in accordance with Section 1.6(c) after deduction of the amounts referred to in clauses (ix) and (x);

(d)    with respect to each Company Warrant: (i) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (ii) the number, class and series of shares of Company Capital Stock underlying such Company Warrant immediately prior to the Closing, (iii) the exercise price per share, (iv) the Pro Rata Portion of such holder and the amounts deemed contributed by such holder into the Escrow Funds, (v) the net amounts to be paid to such holder in accordance with Section 1.6(d) after deduction of the amounts referred to in clause (iv), and (v) such other information which Parent or the Paying Agent may reasonably request;

5.11    Resignation of Directors and Officers. The Company shall cause the directors, officers and secretary of the Company and each of its Subsidiaries to resign from such position as director, officer and/or secretary with effect as of the Closing and to confirm that no outstanding amount or indemnity or compensation remains or will be due to them by the Company in connection with such position or resignation.

5.12    Director and Officer Indemnification.

(a)    From and after the Effective Time, for six years following the Closing Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and any Indemnified D&O set forth on Section 5.12 of the Disclosure Schedule, and (ii) any indemnification provision and any exculpation provision set forth in the Certificate of Incorporation or bylaws as in effect on the date hereof.

(b)    Prior to the Effective Time, the Company shall purchase for the benefit of the Indemnified D&Os, a directors’ and officers’ liability insurance policy (any such insurance policy, the “D&O Policy”) providing “tail” coverage for six years following the Closing. The premium for such D&O Policy shall be included in Third Party Expenses. In no event shall Parent take any action that would cause such D&O Policy to cease to be effective and shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect such D&O Policy for the benefit of the Indemnified D&Os.

(c)    This Section 5.12 shall survive the consummation of the Merger. This Section 5.12 is intended to benefit, and may be enforced by, the Indemnified D&Os and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

5.13    R&W Insurance Policy. Parent and Company shall obtain a binder agreement incepting coverage under the R&W Insurance Policy, subject to the terms and conditions set forth therein. Each of the parties agrees to use commercially reasonable efforts to cause the provider to issue the R&W Insurance Policy as promptly as possible following the Closing in accordance with such binder agreement. To the extent not previously paid prior to the date hereof, the fees and expenses of the R&W Insurance Policy, including application fees, commissions and taxes, shall be payable at the Closing by Parent, fifty percent (50%) of which shall be a Third Party Expense.

5.14    Post-Signing Financial Statements. Following the date of this Agreement through the Closing Date, the Company shall (a) use commercially reasonable efforts to prepare audited consolidated financial statements, in compliance with GAAP with an unqualified opinion in compliance with SEC Regulation S-X from the Company’s auditor, as of and for the fiscal year ended December 31, 2018 (the “FY2018 Audited Financial Statements”) and unaudited consolidated financial statements, in compliance with GAAP and SEC Regulation S-X, as of and for the fiscal quarter ended March 31, 2019 with a comparison to the fiscal quarter ended March 31, 2018 with related footnotes (“1Q2019 Financials”, and together with the FY2018 Audited Financial Statements, the “Post-Signing Financials”), and (b) provide Parent periodically, or upon Parent’s request, an update on the status, results and expected timing of the preparation of the Post-Signing Financial Statements. All financials mentioned above under “Post-Signing Financials” will not reflect the adoption of Accounting Standards Codification 606, Revenue From Contracts with Customers.

5.15    Public Disclosure. Within three (3) Business Days of the date hereof, Parent shall issue the press release attached hereto as Exhibit J (the “Press Release”). Except for the Press Release or statements containing information limited to and consistent with the information in the Press Release, no party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except that this restriction shall be subject to Parent and its Affiliates’ obligation to comply with applicable securities laws and the rules of any securities exchange, or information or documents that Parent provides to a Governmental Entity in connection with making any notifications or filings under the HSR Act or any applicable foreign antitrust law or responding to any inquiries or investigations by a Governmental Entity under such laws.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1    Conditions to Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent and the Company):

(a)    Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b)    Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Effective Time in connection with the Merger shall have been obtained, including all applicable foreign antitrust approvals and the expiration or grant of early termination of all applicable waiting periods (and any extension thereof) applicable to the Merger under the HSR Act.

(c)    No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

6.2    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent):

(a)    Representations and Warranties.

(i)    Subject to Section 6.2(a)(ii) below, the representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Company that are qualified by materiality and “Company Material Adverse Effect” shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).

(ii)    If the conditions to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 6.1 and Section 6.2 (including Section 6.2(a)(i) above) have been satisfied as of a particular date prior to May 1, 2019 (or, to the extent such conditions are by their nature satisfied as of the Closing, are capable of being satisfied as of such date), and Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, certifying as such, then (A) the condition set forth in Section 6.2(a)(i) shall no longer be applicable, and (B) the obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the conditions that (x) the Fundamental Representations that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such Fundamental Representations were made on and as of such date (other than any such Fundamental Representations made only as of a specified date, which shall be true and correct in all material respects as of such date); (y) the Fundamental Representations that are qualified by materiality and “Company Material Adverse Effect” shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such Fundamental Representations were made on and as of such date (other than any such Fundamental Representations made only as of a specified date, which shall be true and correct in all respects as of such date); and (z) all other representations and warranties of the Company shall have been true and correct in all respects (ignoring any qualifiers as to materiality or “Company Material Adverse Effect”) on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date), in each case of this clause (z) except where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably be expected to have a Company Material Adverse Effect.

(b)    Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(c)    No Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d)    No Litigation. There shall be no Action of any kind or nature pending against Parent or the Company (or their respective Affiliates), (i) arising out of, or in any way connected with, this Agreement, the Merger or any of the Transactions, or (ii) otherwise seeking or possibly resulting in any Action of Divestiture or Antitrust Restraint. With respect to (i) the condition shall be deemed met unless the Action or Actions are by Stockholders holding or purporting to hold in aggregate in excess of ten percent (10%) of Total Outstanding Shares.

(e)    Joinder Agreements. Holders of an aggregate of at least ninety percent (90%) of outstanding Company Capital Stock immediately prior to the Closing shall have executed and delivered to Parent Joinder Agreements, in the form attached hereto as Exhibit F (the “Joinder Agreements”), and all such Joinder Agreements shall be in full force and effect.

(f)    New Employment Arrangements.

(i)    Four out of five of the Key Executives shall have (A) accepted an offer letter and entered into a Non-Competition and Non-Solicitation Agreement with Parent which shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, (B) shall not have terminated his or her employment with the Company or any of its Subsidiaries or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company or any of its Subsidiaries at or prior to the Closing, or with the Surviving Corporation or Parent or any of its Subsidiaries during the four-month period following the Closing, (C) shall have executed Parent’s Proprietary Information and Inventions Assignment Agreement and Parent’s Mutual Agreement to Arbitrate and acknowledged receipt of Parent’s Code of Conduct, and (D) shall be eligible to work in the jurisdiction of his or her employing entity.

(ii)    At least 80% of the current employees of the Company as of the date of this Agreement who have received an offer letter from Parent, (A) shall have accepted an offer letter with Parent which shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, (B) shall have not have terminated his or her employment with the Company or any of its Subsidiaries or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company or any of its Subsidiaries at or prior to the Closing, or with the Surviving Corporation or Parent or any of its Subsidiaries during the four-month period following the Closing, (C) shall have executed Parent’s Proprietary Information and Inventions Assignment Agreement and Parent’s Mutual Agreement to Arbitrate and acknowledged receipt of Parent’s Code of Conduct, and (D) shall be eligible to work in the jurisdiction of his or her employing entity.

(g)    Section 280G Stockholder Approval. Any Contracts, plans or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code shall have been submitted for approval by such number of Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.

(h)    Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

(i)    FIRPTA Certificate. Parent shall have received a certificate from the Company, validly executed by a duly authorized officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a United States real property holding company, as defined in Section 897(c)(2) of the Code, such certificate in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the IRS in a manner consistent with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(j)    No Additional Securities. No securities of the Company shall be issued and outstanding as of immediately prior to the Effective Time, other than the Company Capital Stock, Company Options and Company Warrants (and exercises thereof) set forth on the Spreadsheet.

(k)     Documentary Deliverables. The Company shall have delivered to Parent all certificates and other documents that it is required to deliver to Parent pursuant to this Agreement prior to the Closing, including the Spreadsheet, the Closing Date Balance Sheet, the Statement of Expenses, the Payoff Letters and any other instruments or other documents that Parent may reasonably request from the Company to effect the Merger and the other Transactions.

(l)    Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 6.2(l) hereto.

(m)    Good Standing Certificate. The Company shall have delivered to Parent a certificate from the Secretary of State of the State of Delaware, to the effect that the Company is in good standing in such jurisdiction.

(n)    Option Matters. The Company shall have delivered to Parent a fully executed Option Cancellation Agreement from each holder of a Vested Company Option. The Company shall have delivered to Parent evidence satisfactory to Parent that the Company has taken all necessary actions to effect the treatment of Company Options described in Section 1.6(c) hereof

(o)    Warrant Cancellation Agreements. The Company shall have delivered to Parent a fully executed Warrant Cancellation Agreement from each holder of a Company Warrant.

(p)    Escrow Agreement. The Company shall have delivered to Parent executed counterpart signature pages of the Company and the Stockholder Representative to the Escrow Agreement.

(q)    Post-Signing Financials. The Company shall have delivered to Parent the Post-Signing Financials in accordance with Section 5.14.

(r)    Amended and Restated Charter. The required approval of the Stockholders and the Board of Directors of the Company necessary to approve the Company’s Seventh Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit K (the “Amended and Restated Charter”) shall have been obtained, and the Company shall have delivered to Parent such approvals and a filed and stamped copy of the Amended and Restated Charter from the Secretary of State of the State of Delaware.

6.3    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company):

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of Parent and Merger Sub that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent and Merger Sub made only as of a specified date, which shall be true and correct in all respects as of such date).

(b)    Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

(c)    Officer’s Certificate. The Company shall have received a certificate from the Parent and Purchaser, validly executed by the Chief Executive Officer or Chief Financial Officer of the Parent and Purchaser for and on the Parent’s and Purchaser’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.3(a), and 6.3(b) have been satisfied.

(d)    Escrow Agreement. Parent shall have delivered to the Company executed counterpart signature pages of Parent and the Escrow Agent to the Escrow Agreement.

(e)    No Litigation. There shall be no Action of any kind or nature pending against Parent or the Company which would prevent the Closing.

(f)    Good Standing Certificate. The Parent shall have delivered to the Company a certificate from the Secretary of State of the State of Delaware, to the effect that the Parent is in good standing in such jurisdiction.

ARTICLE VII

TAX MATTERS

7.1    Straddle Period Taxes. For purposes of this Agreement, any real, personal and intangible property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

7.2    Cooperation. Parent and the Stockholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent, the Company and the Stockholder Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven years following the Closing Date.

7.3    Tax Periods Ending on or before the Closing Date. Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and the Subsidiaries for all periods ending on or prior to the Closing Date that are required to be filed on or before the Closing Date. The Company shall provide Parent at least 20 days to review and comment on any Tax Return described in the preceding sentence prior to filing and shall consider such comments in good faith. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date, which Tax Returns shall be prepared and filed in a manner consistent with applicable law. Parent shall provide drafts of any such Tax Returns described in the preceding sentence with respect to which Indemnified Parties claim a right to indemnification under this Agreement to the Stockholder Representative at least 20 days prior to the applicable due date for filing thereof (or, if such due date is within 20 days of the Closing Date, as promptly as practicable following the Closing Date) and the Stockholder Representative shall have the right to review and comment on any such Tax Return, which comments Parent will consider in good faith.

7.4    Contest Provisions. If, subsequent to the Closing, Parent, the Surviving Corporation or any of the subsidiaries receives notice of a Tax Contest relating solely to any Tax period ending on or before the Closing Date with respect to which Indemnified Parties claim a right to indemnification under this Agreement (a “Pre-Closing Tax Contest”), then within a reasonable period after receipt of such notice, Parent shall notify the Stockholder Representative of such notice; provided, however, that any delay in the provision of such notice shall not limit any of the obligations of the Indemnifying Parties hereunder. Parent shall control the conduct and resolution of such Pre-Closing Tax Contest, provided that (i) Parent shall permit Stockholder Representative to participate in such Pre-Closing Tax Contest (using counsel of its own choosing and at its own expense), (ii) Parent shall keep Stockholder Representative reasonably informed of all material developments on a timely basis, and (iii) Parent shall not enter into any settlement of, otherwise compromise or abandon any Pre-Closing Tax Contest without the prior consent of Stockholder Representative if such settlement or compromise or abandonment would result in an indemnification claim by an Indemnified Party pursuant to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Contest. To the extent of any inconsistency between this Section 7.4 and Section 8.5 the provisions of this Section 7.4 shall control.

7.5    Amended Returns and Certain Post-Closing Actions. Except as required by law or with respect to the actions contemplated in the Specified Matters, neither the Parent nor any of its Affiliates (including, after the Closing, the Surviving Corporation and the subsidiaries) shall file or cause to be filed any amended Tax Return for or with respect to the Company or the subsidiaries that relates to Tax period ending on or before the Closing Date with respect to which Indemnified Parties shall claim a right to indemnification under this Agreement without the written consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed.

ARTICLE VIII

POST-CLOSING INDEMNIFICATION

8.1    Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, including the representations and warranties of the Company set forth in Section 2.13 (Intellectual Property) (such representation the “Special Representation”) shall survive until 11:59 p.m. California time on the date that is eighteen (18) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, that (a) in the event of Actual Fraud or intentional misrepresentation with respect to a representation or warranty, subject to the terms of Section 8.3(g), such representation or warranty shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations; (b) the representations and warranties of the Company set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.5 (Company Capital Structure), Section 2.6 (Company Subsidiaries), Section 2.10 (Taxes), and the first sentence of Section 2.24 (Brokers’ Fees) (together, the “Fundamental Representations”) subject to the terms of Section 8.3(g), such Fundamental Representations shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations (which shall be the Expiration Date for the purposes of the Fundamental Representations) and (c) all representations and warranties of the Company shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive only as to such claim until such claim has been finally resolved. The representations and warranties of Parent and Merger Sub set forth in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. The obligation of the Indemnified Parties to provide indemnity pursuant to Section 8.2(a) shall survive until the Expiration Date, other than pursuant to Section 8.2(a)(ii) and Section 8.2(a)(v)-(vii) which shall survive until 11:59 p.m. California time on the date that is thirty (30) days after the expiration of the relevant statute of limitations; provided, that all such obligations shall survive with respect to any claim made prior to the expiration of the applicable survival period, in which case such obligation shall survive only as to such claim until such claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties or indemnities.

8.2    Indemnification.

(a)    From and after, and by virtue of, the Merger, subject to the terms of this Article VIII, the Stockholders (other than holders of Cancelled Shares solely in their capacities as such), holders of Company Warrants and holders of Vested Company Options (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree to (x) jointly, to the extent of the funds then available from the Indemnity Escrow Fund (or, in the case of the Specified Matters, from the Special Escrow Fund) and (y) as to any amounts exceeding the funds then available from the Indemnity Escrow Fund, severally (based on such Indemnifying Party’s Pro Rata Portion), but not jointly, indemnify, defend and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, royalties, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling any of the foregoing, but excluding any punitive damages (except when such punitive damages are asserted by a third party in a claim for which any Indemnified Party is entitled to be indemnified pursuant to Article VIII) and further excluding, as applied to Sections 8.2(a)(ii)-(vi), Section 8.2(a)(viii) and Section 2.13, any special, exemplary, consequential or similar damages, or calculated by a multiple of value (except when such special, exemplary, consequential or similar damages are asserted by third a third party in a claim for which any Indemnified Party is entitled to be indemnified pursuant to Article VIII) (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:

(i)    any breach of or inaccuracy in, as of the date hereof or as of the Effective Time, a representation or warranty of the Company set forth in this Agreement, without giving effect to any update of or modification to the Disclosure Schedule (other than an update to Section 2.5(a) of the Disclosure Schedule made in accordance with the terms of the penultimate sentence of Section 2.5(a)) made or purported to have been made on or after the date of this Agreement;

(ii)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information set forth in the Spreadsheet;

(iii)    any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement (other than Section 5.5(a));

(iv)    any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;

(v)    any Indemnified Taxes other than Taxes specifically taken into account in the Net Working Capital calculation;

(vi)    any claims by (A) any current or former holder or alleged current or former holder of any equity, membership or ownership interest or equity security of the Company or its predecessors (if any), including any Person to whom the Company promised options or other rights or allegedly promised options or other rights to purchase Company Capital Stock, relating to or arising out of (1) the Merger, this Agreement or any Related Agreement, including the calculation and allocation of the Total Consideration (other than claims in respect of Dissenting Shares, which are addressed in Section 8.2(a)(iv)), or (2) such Person’s status or alleged status as an member or owner of equity or ownership interests in the Company or its predecessors (if any) at any time at or prior to any Effective Time, whether for breach of fiduciary duty or otherwise, or (B) any Person to the effect that such Person is entitled to any equity, membership or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet;

(vii)    any Actual Fraud or intentional misrepresentation on the part of or on behalf of the Company; and

(viii)    any of the matters described on Schedule 8.2(a) (the “Specified Matters”).

(b)    For the purpose of this Article VIII, solely for purposes of both determining whether a breach of or inaccuracy in a representation or warranty or any failure to perform or comply with any covenant or agreement has occurred and determining the amount of Losses paid, incurred, suffered or sustained by an Indemnified Party as a result of any breach of or inaccuracy in a representation or warranty or any failure to perform or comply with any covenant or agreement that is qualified or limited in scope as to materiality or Company Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.

(c)    The Indemnifying Parties (including any officer or director of the Company or any of its Subsidiaries) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(d)    Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

(e)    Subject to Section 8.3(g), the indemnification rights set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims for damages or Losses arising out of the matters set forth in Section 8.2(a) or otherwise under this Agreement or with respect to the Merger or the Transactions; provided, however, that this Section 8.2(e) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

(f)    Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement (but excluding the certificates delivered by the Company or an officer thereof pursuant to Sections 6.2(a)(ii), 6.2(h), 6.2(i) and 6.2(m)) against the parties thereto, provided, however that Parent shall only be entitled to recovery against such Person that breached any Related Agreement.

(g)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Parties shall not be liable for (i) any Taxes resulting from an election made under Section 338 of the Code, Section 336 of the Code or under any comparable provisions of any other state, local or foreign laws, (ii) the availability of, or any limitations on, any Tax asset or attribute of Company or any Subsidiary of the Company (e.g., net operating loss or net operating carryforward or Tax credits), including the ability of Parent or any of its Affiliates to utilize such Tax assets or Tax attributes after the Closing or (iii) Taxes for a Pre-Closing Tax Period arising from transactions following the Closing on the Closing Date not in the ordinary course of business.

8.3    Limitations on Indemnification.

(a)    Threshold. Except in the case of (i) Actual Fraud or intentional misrepresentation by or on behalf of the Company and (ii) indemnification claims for breaches of or inaccuracies in the Fundamental Representations or the Special Representation, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,075,000 in Losses (the “Deductible”) in the aggregate for all claims, in which event the Indemnified Parties may recover only the excess of such Losses above the Deductible. For the avoidance of doubt, the limitations set forth in this Section 8.3(a) shall not apply to indemnification claims under clauses (ii) – (viii) of Section 8.2(a), inclusive.

(b)    Recovery from Indemnity Escrow Fund and Special Escrow Fund.

(i)    Except in the case of Actual Fraud or intentional misrepresentation by or on behalf of the Company, and indemnification claims for breaches of or inaccuracies in the Fundamental Representations and the Special Representation, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 8.2(a)(i) shall be recourse against the R&W Insurance Policy and the Indemnity Escrow Fund. For the avoidance of doubt, the limitations set forth in this Section 8.3(b)(i) shall not apply to any indemnification claim under clauses (ii) – (viii) of Section 8.2(a), inclusive.

(ii)    Except in the case of Actual Fraud or intentional misrepresentation by or on behalf of the Company, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 8.2(a)(viii) shall be recourse against the Special Escrow Fund.

(iii)    In no event shall any Indemnifying Party be liable for Losses under Section 8.2 or otherwise under this Agreement or with respect to the Merger or the Transactions in excess of such Indemnifying Party’s Pro Rata Portion of the Total Consideration actually received. Furthermore, in no event shall any Indemnified Party be entitled to indemnification hereunder for Losses for breaches of or inaccuracies of the Special Representation in excess of forty percent (40%) of the Total Consideration, inclusive of any amounts received in respect of such Losses received by any Indemnified Party hereunder or pursuant to the R&W Insurance Policy or Indemnity Escrow Fund.

(iv)    The Indemnified Parties’ first source of recovery for indemnification claims under Section 8.2(a) shall be recourse against the Indemnity Escrow Fund (or, in the case of the Specified Matters, the Special Escrow Fund). The Indemnified Parties’ second source of recovery for indemnification claims under Section 8.2(a), including any claims for breach of the Special Representation or of the representations and warranties set forth in Section 2.10, shall be recourse under the R&W Insurance Policy. If the Indemnity Escrow Fund and the R&W Insurance Policy are insufficient to satisfy any portion of a Loss only for (i) which an indemnification claim has been made under Section 8.2(a)(i) for breaches of or inaccuracies in the Fundamental Representations or the Special Representation or (ii) which an indemnification claim has been made under clauses (ii) – (vii) of Section 8.2(a), inclusive, the Indemnified Parties shall be entitled to recover such portion of such Losses in respect of such indemnification claims directly from the Indemnifying Parties (the portion of any Loss for which indemnification is not satisfied by the Indemnity Escrow Fund or the R&W Insurance Policy is referred to as an “Excess Loss”).

(c)    Subject to the terms of Section 8.3(g), in the case of any indemnification claim under Section 8.2(a) that is not limited to the recovery of assets from the Indemnity Escrow Fund pursuant to Section 8.3(b), subject to the limitations set forth in Section 8.3(b), the Indemnified Parties shall be entitled to bring indemnification claims under Section 8.2(a)(i) – (vii) as applicable against any of the Indemnifying Parties for the Excess Losses, and each Indemnifying Party shall be liable for its, his or her Pro Rata Portion of the Excess Losses in respect of such indemnification claim. Notwithstanding any other provision of this Agreement, no indemnification claim may be made against, and no Loss may be recovered from, any Indemnifying Party unless and until the Indemnity Escrow Fund has been exhausted, distributed or reserved for pending claims.

(d)    The amount of any Losses recoverable by any Indemnified Party against any Indemnifying Party under this Section 8.2(a) (including for the purposes of determining whether the Deductible has been satisfied) shall be calculated net of any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Indemnified Party in respect of such Losses in, each case net all costs of recovery, including reasonably anticipated increases in insurance premiums; and such Indemnified Party shall use commercially reasonable efforts to seek or obtain such insurance proceeds (but shall not be required to seek or obtain any third party indemnification or contribution payment other than insurance proceeds). In the event that an insurance recovery is received by any Indemnified Party with respect to any Losses for which any such Person has been indemnified and which Losses such Person had received from the Indemnifying Parties hereunder, then a refund equal to the aggregate amount of the recovery (net of costs and expenses incurred in recovering such amounts, and net of any resulting insurance premiums with respect to insurance policies other than the R&W Insurance Policy) shall be made to the Stockholder Representative for distribution to the Indemnifying Parties in accordance with their Pro Rata Portions.

(e)    The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall be limited (i) to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected in the Closing Date Balance Sheet and taken into account in the calculation of the Total Consideration (and actually reduces the Total Consideration) (and the Indemnified Party shall only be entitled to recover, subject to the other applicable limitations provided herein, in excess of such reserve), and (ii) to the extent arising from actions taken or not taken by such Indemnified Party, or any event or occurrence occurring, after Closing. Any Losses for which any Indemnified Party is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(f)    No Indemnified Party shall be entitled to recover under Article VIII unless the Indemnified Party, to the extent required under the law of the State of Delaware, shall have taken commercially reasonable actions to mitigate Losses hereunder after the date such Indemnified Party becomes aware that the event, occurrence or action could reasonably be expected to give rise to Losses.

(g)    Subject to Section 8.3(b)(ii), nothing in this Agreement shall limit the liability of an Indemnifying Party in connection with a claim based on Actual Fraud committed by such Indemnifying Party.

8.4    Indemnification Claim Procedures.

(a)    Subject to the limitations set forth in Section 8.1, if an Indemnified Party wishes to make an indemnification claim under this Article VIII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b)    If the Stockholder Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the thirty (30)-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, Parent and the Stockholder Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to release to the applicable Indemnified Party from the Indemnity Escrow Fund (or, if applicable, from the Special Escrow Fund) the amount of Losses set forth in such Indemnification Claim Notice. Should the amount held in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the amount to be paid to an Indemnified Party by the Indemnifying Parties in accordance with such Indemnification Claim, then each Indemnifying Party shall, within ten (10) Business Days following the expiration date of the right of the Indemnifying Party Representative to make an Indemnification Claim Objection Notice, pay to the Indemnified Party, such Indemnifying Parties’ Pro Rata Portion of such shortfall.

(c)    In the event that the Stockholder Representative (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) shall deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. In such event, Parent and the Stockholder Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to release from the Indemnity Escrow Fund (or, if applicable, from the Special Escrow Fund) the amount of Losses set forth in such Indemnification Claim Notice. Should the amount held in the Indemnity Escrow

Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall.

(d)    If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative (or the objecting Indemnifying Party) may demand arbitration of the matter, unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted in San Francisco County, California, under the rules then in effect of the American Arbitration Association. Subject to Section 8.5 with respect to Third Party Claims, the arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be final, conclusive and binding upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and the Escrow Agent shall be entitled to rely on, and make distributions from the Indemnity Escrow Fund (or, if applicable, from the Special Escrow Fund) in accordance with, the terms of such award, judgment, decree or order as applicable. In such event, following written receipt of the arbitrator’s decision, Parent and the Stockholder Representative shall promptly execute and deliver joint written instructions to the Escrow Agent to release from the Indemnity Escrow Fund (or, if applicable, from the Special Escrow Fund) to the Indemnifying Parties the amount of Losses determined indemnifiable by the arbitrator. Should the amount held in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such decision and this Agreement, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall.

8.5    Third-Party Claims.

(a)    In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Indemnity Escrow Fund (or, if applicable, from the Special Escrow Fund) or for other indemnification pursuant to this Article VIII, Parent shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such Third Party Claim (it being understood that no delay in providing such notice shall prejudice Parent’s rights under this Article VIII), and the Stockholder Representative shall be entitled on behalf of the Stockholders (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at its expense and only to the extent it does not affect any privilege relating to any Indemnified Party, to consult with Parent with respect to, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party, and in each case such consent not to be unreasonably withheld, conditioned or delayed), no settlement or resolution of any such Third Party Claim shall be determinative of the existence or the amount of Losses resulting from, arising out of or relating to such Third Party Claim. The Indemnified Parties’ reasonable attorneys’ and consultants’ fees and expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling such Third Party Claims shall be included in the Losses for which the Indemnified Parties may seek indemnification hereunder and such costs and expenses shall constitute Losses subject to indemnification under Section 8.2(a) (but subject to the other limitations under this Article VIII) whether or not it is ultimately determined that the Third Party Claim itself is indemnifiable under Section 8.2(a).

(b)    In the event that the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) has consented to any settlement or resolution of a Third Party Claim, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of Losses resulting from, arising out of or relating to such Third Party Claim, and the Indemnified Parties shall be entitled to indemnification for the entire amount of such Losses, subject to the applicable limitations contained in Section 8.3(a) through Section 8.3(g). In the event that the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) does not, in accordance with the terms of this Section 8.5(b), consent to any such settlement or resolution, then the Indemnified Parties shall be entitled to submit the dispute with the Stockholder Representative (or the applicable Indemnifying Party, as the case may be) with respect to the existence or amount of Losses resulting from, arising out of or relating to such Third Party Claim to an arbitrator pursuant to the procedures set forth in Section 8.4, with the arbitrator’s fees being borne (i) 50% by the Stockholder Representative on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party), and (ii) 50% by the applicable Indemnified Parties.

(c)    For the avoidance of doubt and subject to the other terms of this Agreement, the Stockholder Representative and the Indemnifying Parties shall keep any information obtained in connection with any Third Party Claim confidential in accordance with Section 10.6 hereof as though such information was subject to the terms of Non-Disclosure Agreement, and in no event shall the Stockholder Representative or any Indemnifying Party disclose such information to any third party unless and until such party has executed a confidentiality agreement with respect to such information, or is otherwise subject to applicable confidentiality obligations, containing confidentiality terms no less favorable to the Company than those contained in the Non-Disclosure Agreement.

8.6    Stockholder Representative.

(a)    By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Merger by the Stockholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint Beacon Equity Partners, LLC as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Funds, to authorize payment to any Indemnified Party from the Escrow Funds in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Funds agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Funds. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

(b)    A decision, act, consent or instruction of the Stockholder Representative, including an amendment of any provision of this Agreement pursuant to Section 10.2 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties, and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c)    The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties on whose behalf the Indemnity Escrow Amount was contributed to the Indemnity Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Following the Expiration Date, the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses incurred not previously recovered directly from the Indemnifying Parties from the Indemnity Escrow Fund or the Special Escrow Fund, prior to any distribution to the Indemnifying Parties, and prior to any such distribution, shall deliver to the Parent a certificate setting forth the Stockholder Representative Expenses actually incurred and not previously recovered. For the avoidance of doubt, while this section allows the Stockholder Representative to be paid from the Indemnity Escrow Fund or the Special Escrow Fund, this Section 8.6(c) shall not limit the obligation of any Indemnifying Party to promptly pay such Stockholder Representative Expenses as they are incurred. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.2 or Section 10.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and the Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Parent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d)    At or promptly following the Effective Time, the Parent will wire to the Stockholders Representative $100,000 (the “Expense Fund”) which will be used (i) for the purposes of paying directly, or reimbursing the Stockholders Representative for, any Stockholders Representative Expenses incurred pursuant to this Agreement and the Escrow Agreement or (ii) as otherwise determined by the Indemnifying Parties. The Stockholders Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Indemnifying Parties will not receive any interest on the Expense Fund and assign to the Stockholders Representative any such interest. In any event no later than contemporaneously with or as soon as practicable following the earlier of the Expiration Date and the completion of the Stockholders Representative responsibilities, the Stockholders Representative will deliver the balance of the Expense Fund (the “Expense Fund Surplus”) to the Paying Agent or the Surviving Corporation, as applicable, for further distribution to the Indemnifying Parties in accordance with their respective Pro Rata Portions, as applied to such portion of the Expense Fund. For tax purposes, the amount set aside as the Expense Fund will be treated as paid by the Parent to the Indemnifying Parties, and received and voluntarily set aside by the Indemnifying Parties at the time of Closing.

ARTICLE IX

PRE-CLOSING TERMINATION OF AGREEMENT

9.1    Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)    by mutual agreement of the Company and Parent;

(b)    by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within twenty-four (24) hours after the execution and delivery of this Agreement by Parent and the Company;

(c)    by Parent or the Company if the Closing Date shall not have occurred by July 12, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement and such breach has not been cured within fifteen (15) calendar days after written notice thereof; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(d)    by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Merger illegal or otherwise prohibits or prevents the consummation of the Merger, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(e)    by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which could require an Action of Divestiture;

(f)    by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Sections 6.2(a) and 6.2(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within fifteen (15) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(g)    by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that the conditions set forth in Sections 6.3(a) and 6.3(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within fifteen (15) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of the Company are incapable of being satisfied on or before the End Date.

9.2    Effect of Termination.

(a)    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful breaches of this Agreement, any Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Section 5.8 (Third Party Expenses), Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

ARTICLE X

GENERAL PROVISIONS

10.1    Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.2    Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.2, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Company (prior to the Closing) or Stockholder Representative (following the Closing) shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

10.3    Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.3, the Stockholders are deemed to have agreed that any extension or waiver signed by the Company (prior to the Closing) or Stockholder Representative (following the Closing) shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

10.4    Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)     if to Parent, Merger Sub or (after the Closing) the Surviving Corporation, to:

Coupa Software Incorporated

1855 S. Grant Street

San Mateo, CA 94402

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

550 Allerton Street

Redwood City, CA 94063

Attention: Daniel O’Connor; John Olson

Email: doconnor@gunder.com; jolson@gunder.com

(b)     if to the Company (prior to the Closing), to:

Exari Group, Inc.

745 Boylston St

Boston, MA 02116

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Allison M. Leopold Tilley

Telephone No.: (650)-233-4518

Email: allison@pillsburylaw.com

(c)     if to the Stockholder Representative, to:

Beacon Equity Partners, LLC

745 Boylston St

Boston, MA 02116

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Allison M. Leopold Tilley

Telephone No.: (650)-233-4518

Email: allison@pillsburylaw.com

10.6    Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.4, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of January 17, 2018 (the “Non-Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the common stock of Parent is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the common stock of Parent in violation of applicable securities laws.

10.7    Public Disclosure. Except as required by Legal Requirements, neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent.

10.8    Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

10.9    No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the Indemnified D&Os under Section 5.12 and the Indemnified Parties under Article VIII.

10.10    Specific Performance and Other Remedies.

(a)    The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b)    Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c)    The liability of any Person under Article VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity in connection with a claim based on Actual Fraud committed by such Person. Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VIII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity against any Person in connection with a claim based on Actual Fraud committed by such Person, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for such Actual Fraud, (ii) the time period during which a claim for such Actual Fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for such Actual Fraud.

10.11    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.12    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.13    Exclusive Jurisdiction. Subject to Section 8.4(d), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Merger and the other Transactions or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Section 8.4(d), each party agrees not to commence any legal proceedings related hereto except in such court (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Section 8.4(d), each party hereto and the Stockholders irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirements. The parties hereto and the

Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

10.14    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.15    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.16    Waiver of Conflict; Treatment of Company Confidential Information.

(a)    The parties acknowledge and agree that subsequent to the Closing, the Stockholder Representative and/or any holder of Company Capital Stock or Company Options (collectively, the “Former Holders” or individually, the “Former Holder”) shall have the right to retain Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) to represent any Former Holder’s interest(s) in any dispute even if such representation relates to or arises out of this Agreement, the Merger, the Transactions, the Related Agreements or any Acquirer (defined below) (collectively, the “Merger Dispute”). The Surviving Corporation, Parent and each of their subsidiaries (collectively, the “Acquirers” or individually, the “Acquirer”) hereby irrevocably waive, consent to and covenant not to assert any objection, based on conflict of interest or otherwise, to any representation of any Former Holder by Pillsbury in any Merger Dispute. Each Acquirer further agrees that, as to all pre-Closing privileged or otherwise protected materials relating to Pillsbury and the Merger Dispute including materials protected by the attorney-client privilege, work product, the expectation of client confidence and all other rights to any applicable privilege or immunity (“Privileged Deal Materials”) are hereby (i) deemed the sole property of the Stockholder Representative and (ii) shall only be controlled, reviewed, utilized or otherwise accessed by the Stockholder Representative and shall not pass to or be claimed by any Acquirer on any ground, including waiver. Notwithstanding the foregoing, the parties agree that Privileged Deal Materials do not include communications that constitute evidence of Actual Fraud by the Former Holders or the Company. Except as to the Privileged Deal Materials, any other pre-Closing privileged communications maintained by the Company shall be the sole property of the Surviving Corporation (“Parent Materials”).

(b)    Prior to Closing, the Company shall make good-faith and reasonable efforts to remove all Privileged Deal Materials (but not any Parent Materials) from the Company’s records (including electronic files on the Company’s email server). If any Privileged Deal Materials are left at the Company or the removal of certain materials prior to Closing is not reasonable (e.g., the materials exist in archived locations, are not centrally stored, exist on portable media), such remaining materials shall in no way prejudice or otherwise constitute a waiver of, or estoppel as to, any claim of attorney-client privilege, work product or other applicable privilege or immunity by the Former Holders including the Stockholders Representative. To the extent any Privileged Deal Materials are discovered post-Closing by any Acquirer, Acquirer shall not review the materials further (after identifying what they are), shall promptly deliver such materials to the Stockholder Representative and shall permanently delete all copies of such identified materials from the Acquirer’s records (including electronic files on the Company’s email server to the extent practicable). To the extent any Parent Materials are discovered post-Closing by the Stockholder Representative, the Stockholder Representative shall not review the materials further (after identifying what they are), shall promptly deliver such materials to Parent and shall permanently delete all copies of such identified materials from the Stockholder Representative’s records (including electronic files on the Company’s email server to the extent practicable). To the extent the Acquirer has a good faith belief that the identified material is evidence of Actual Fraud or willful misconduct by the Former Holders or the Company, the Acquirer shall notify the Stockholder Representative of the concern (including providing a copy of the identified material) and meet and confer about the material. The parties agree to submit any dispute about whether any material constitutes Privileged Deal Materials to binding arbitration, administered by JAMS, for the limited purpose of conducting an in camera review of the disputed material to determine whether each communication or document, or portion of a communication or document, is properly treated as Privileged Deal Materials or is evidence of Actual Fraud or willful misconduct by the Former Holders or the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

COUPA SOFTWARE INCORPORATED

By:	/s/ Rob Bernshteyn
Name: Rob Bernshteyn
Title: CEO

EPIC MERGER SUB, INC.

By:	/s/ Rob Bernshteyn
Name: Rob Bernshteyn
Title: CEO

Project Epic – Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

EXARI GROUP, INC.

By:	/s/ Bill Hewitt
Name: Bill Hewitt
Title: Chief Executive Officer

Project Epic – Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

Beacon Equity Partners, LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Joseph Bradley
Name: Joseph Bradley
Title: Chief Executive Officer

Project Epic – Signature Page to Agreement and Plan of Merger

ANNEX A

CERTAIN DEFINED TERMS

“2010 Health Care Law” shall have the meaning assigned to it in Section 2.16(c).

“401(k) Plan” shall have the meaning assigned to it in Section 5.6(b).

“Acquirer” shall have the meaning assigned to it in Section 10.16(a).

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute by or before any Governmental Entity or which is the subject of arbitration, mediation or similar proceeding.

“Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets, operations, equity holdings, or properties of Parent, its Subsidiaries or Affiliates or of the Company or any of its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company or any of its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company or any of its Subsidiaries, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company or any of its Subsidiaries under any Legal Requirement governing competition, monopolies or restrictive trade practices.

“Actual Fraud” means actual common law fraud with the element of scienter in the making of the representations and warranties in Article II under the laws of the State of Delaware.

“Adjustment Amount” shall mean the amount of a Net Working Capital Positive Adjustment or a Net Working Capital Negative Adjustment, as applicable.

“Adjustment Escrow Amount” shall mean an amount equal to $3,000,000 in cash.

“Adjustment Escrow Fund” shall have the meaning assigned to it in Section 1.7(b).

“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

“Aggregate Series F Liquidation Amount” shall mean an amount equal to five percent (5%) of the Total Consideration plus the Shareholder Payments.

“Aggregate Series G Liquidation Amount” shall mean the Series G Liquidation Amount multiplied by the Total Outstanding Series G Preferred.

“Aggregate Strike Price Amount” shall mean an amount equal to the aggregate exercise prices of all Vested Company Options and Company Warrants outstanding and unexercised as of immediately prior to the Effective Time with an exercise price less than the Per Share Participating Consideration.

“Agreement” shall have the meaning assigned to it in the Preamble.

“Alternative Transaction” shall have the meaning assigned to it in Section 5.1(b).

“Amended and Restated Charter” shall have the meaning assigned to it in Section 6.2(r).

“Amended or Terminated Agreements” shall have the meaning assigned to it in Section 5.5(b).

“Balance Sheet Date” shall have the meaning assigned to it in Section 2.7(a).

“Behavioral Data” shall mean (i) any information describing, and any identifier directly relating to, any ad tag, cookie or element that stores characteristics of a specific person; (ii) any behavioral, browsing, usage, purchase, interest-based, demographic or other information obtained from a third-party that stores characteristics of a specific person; and (iii) any geolocation data that is associated with any information described in element (i) or (ii) of this definition.

“Books and Records” shall have the meaning assigned to it in Section 2.23.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Cancelled Shares” shall have the meaning assigned to it in Section 1.6(b)(ii).

“Certificate of Incorporation” shall have the meaning assigned to it in Section 2.1.

“Certificate of Merger” shall have the meaning assigned to it in Section 1.1.

“Charter Documents” shall have the meaning assigned to it in Section 2.1.

“Class A Common Stock” shall mean shares of the Class A Common Stock of the Company, par value $0.001 per share.

“Class B Common Stock” shall mean shares of the Class B Common Stock of the Company, par value $1.00 per share.

“Closing” shall have the meaning assigned to it in Section 1.2(a).

“Closing Cash” shall mean the amount of any unrestricted cash and cash equivalents of the Company and its Subsidiaries as of immediately prior to the Effective Time.

“Closing Date” shall have the meaning assigned to it in Section 1.2(a).

“Closing Date Balance Sheet” shall have the meaning assigned to it in Section 5.9.

“Closing Financial Information” shall have the meaning assigned to it in Section 5.10(a).

“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its Subsidiaries as of immediately prior to the Effective Time, including any termination, pre-payment or balloon or similar penalties or premiums that are paid or become payable as a result of the full repayment and retirement of such Indebtedness immediately following the Effective Time (including, for the avoidance of doubt, all outstanding convertible promissory notes). “Closing Indebtedness” shall include the aggregate amount of any Accrued Employee Amounts which remain unpaid as of Closing.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Warrant Strike Price” shall mean $5.72 per share.

“Common Warrant” shall mean warrants to purchase shares of Class A Common Stock.

“Company” shall have the meaning assigned to it in the Recitals.

“Company Authorizations” shall have the meaning assigned to it in Section 2.18.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is or was a party or by which the Company or any of its Subsidiaries is or was bound.

“Company Database” shall mean each database in which Private Data or other confidential or proprietary information is or has been maintained by or for the Company or any of its Subsidiaries.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned or exclusively licensed by, or purported to be owned or exclusively licensed by, the Company or any of its Subsidiaries.

“Company IP Contract” shall mean any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company Material Adverse Effect” shall mean any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by the Company in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, products, assets (including intangible assets), liabilities, business, operations or results of operations of the Company and its subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect results from (a) the outbreak or escalation of war, hostilities or terrorist activities; (b) changes in any applicable laws or regulations or U.S. GAAP or other accounting standards (or the interpretation thereof); (c) changes or conditions affecting the industry in which the Company operates; (d) any earthquake, hurricane, tornado or other natural disaster; provided, however, that such changes in (a) – (d) do not have a disproportionate effect on the Company or its subsidiaries, (e) any action taken (or omitted to be taken) at the request or with the written consent of Parent or that is required or expressly contemplated pursuant to this Agreement, or (f) the announcement of the Transactions or the pendency of the Merger (including any loss or impact to customers, suppliers, partners or similar relationships or loss of revenues that results therefrom).

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, and the Series G Preferred Stock.

“Company Private Data Processing Contract” shall mean any Company Contract that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Data.

“Company Privacy Policy” shall mean each external or internal, past or present written privacy policy, including any contractual obligation relating to: (i) the privacy of permitted users of any Company Product or any website or service operated by or on behalf of the Company or any of its Subsidiaries; (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Private Data; or (iii) information about individuals who are Employees.

“Company Product” shall mean each product (including software and databases that are specifically identified by the Company as a separate distinct product) or service owned, made, marketed, developed, distributed, made available, licensed or sold by or on behalf of the Company or any of its Subsidiaries since January 1, 2015, and any product or service currently under development by or for the Company or any of its Subsidiaries such that it has been identified by or the Company or any of its Subsidiaries as being ready for sale or license with unit pricing associated therewith also having been developed.

“Company Recommendation” shall have the meaning assigned to it in Section 2.2.

“Company Restricted Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option for not more than the original purchase price for such share, in each case after taking into account any shares that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, or risk of forfeiture or other such conditions.

“Company RSU” means each restricted stock unit of the Company representing the right to receive one share of Company Common Stock in settlement of each vested unit.

“Company Software” shall mean any Software owned by or licensed to the Company, that is embedded in, or used in the development, delivery, hosting or distribution of, any Company Products, including any such Software that is used to collect, transfer, transmit, store, host or otherwise process Private Data.

“Company Voting Preferred Stock” shall mean the Series D Preferred Stock, the Series E Preferred Stock, and the Series G Preferred Stock.

“Company Warrant” shall mean warrants to purchase shares of Company Capital Stock.

“Conflict” shall have the meaning assigned to it in Section 2.4.

“Consultant Proprietary Information Agreement” shall have the meaning assigned to it in Section 2.13.

“Continuing Employee” shall mean an Employee who is employed by the Company or any of its Subsidiaries as of the Closing Date and continues his or her employment with Parent or one of its Subsidiaries on the Business Day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date).

“Contract” shall mean any contract, statement of work, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral.

“Current Balance Sheet” shall have the meaning assigned to it in Section 2.7(a).

“D&O Policy” shall have the meaning assigned to it in Section 5.12(b).

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“Disclosure Schedule” shall have the meaning assigned to it in the preamble to Article II.

“Dissenting Shares” shall have the meaning assigned to it in Section 1.6(b)(iii).

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning assigned to it in Section 1.2(b).

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including any offer letter or any agreement providing for acceleration of Company Options, Company Restricted Stock, Company RSUs, or any other agreement providing for compensation or benefits or that is not terminable at will) between the Company, any of its Subsidiaries or any ERISA Affiliate, as applicable, and any Employee.

“Employee Proprietary Information Agreement” shall have the meaning assigned to it in Section 2.13(b)(ii).

“End Date” shall have the meaning assigned to it in Section 9.1(c).

“Enforceability Limitations” shall have the meaning assigned to it in Section 2.2.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” shall have the meaning assigned to it in Section 1.7(b)

“Escrow Funds” shall have the meaning assigned to it in Section 1.7(b).

“Estimated Adjustment Amount” shall have the meaning assigned to it in Section 1.8.

“Estimated Net Working Capital” shall have the meaning assigned to it in Section 1.8.

“Estimated Net Working Capital Statement” shall have the meaning assigned to it in Section 1.8.

“Excess Loss” shall have the meaning assigned to it in Section 8.3(b)(iv).

“Expense Fund” shall have the meaning assigned to it in Section 8.6(d).

“Expense Fund Surplus” shall have the meaning assigned to it in Section 8.6(d).

“Expiration Date” shall have the meaning assigned to it in Section 8.1.

“Export Approvals” shall have the meaning assigned to it in Section 2.21(b).

“FCPA” shall have the meaning assigned to it in Section 2.21(c).

“Final Net Working Capital Statement” shall have the meaning assigned to it in Section 1.8.

“Final Adjustment Amount” shall have the meaning assigned to it in Section 1.8.

“Financials” shall have the meaning assigned to it in Section 2.7(a).

“Form S-3” shall mean a registration statement on Form S-3 promulgated by the SEC under the Securities Act, as such form is in effect on the date hereof, or any successor or replacement form of registration statement promulgated by the SEC under the Securities Act from and after the date hereof, in any such case which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the SEC.

“Former Holder” shall have the meaning assigned to it in Section 10.16.

“Fundamental Representations” shall have the meaning assigned to in Section 8.1.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied, provided, however, “GAAP” shall be deemed to not include the application of ASC 606.

“GDPR” shall have the meaning assigned to it in Section 2.14(g)(ii).

“Governmental Entity” shall mean any court, administrative agency, entity or commission or other federal, state, county, local, regional or other foreign governmental authority, instrumentality, agency, entity or commission.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) through (iv) above to the extent of the obligation secured; (vi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i) through (v) above, to the extent of the obligation guaranteed, and (vii) all interest, fees, change of control payments, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (i) through (vi) above.

“Indemnification Claim Notice” shall have the meaning assigned to it in Section 8.4(a).

“Indemnification Claim Objection Notice” shall have the meaning assigned to it in Section 8.4(b).

“Indemnified D&O” shall mean each Person who is or was an officer or director of the Company at or at any time prior to the Effective Time.

“Indemnified Party” and “Indemnified Parties” shall have the meaning assigned to them in Section 8.2(a).

“Indemnified Taxes” shall mean (A) all Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period other than Taxes arising from transactions following the Closing on the Closing Date that are not in the ordinary course of business, (B) any Taxes of the stockholders of the Company or other equity holders of the Company for which the Company or any Indemnified Party is liable, whether by reason of any requirement to withhold or otherwise, and incurred in connection with the Transaction or this Agreement; (C) all Taxes of another Person for which the Company or any of its Subsidiaries is liable as a result of the Company or any of its Subsidiaries being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract or otherwise, (D) all Taxes attributable to the transactions contemplated by this Agreement, including Transfer Taxes and Transaction Payroll Taxes.

“Indemnifying Party” and “Indemnifying Parties” shall have the meaning assigned to them in Section 8.2(a).

“Indemnity Escrow Amount” shall mean an amount equal to $1,075,000 in cash.

“Indemnity Escrow Fund” shall have the meaning assigned to it in Section 1.7(b).

“Indemnity Escrow Release Date” shall have the meaning assigned to it in Section 1.7(b).

“Independent Accounting Firm” shall mean Grant Thornton, or if Grant Thornton is unavailable, an independent certified public accounting firm of nationally recognized standing to be mutually agreed by the parties.

“Insurance Policies” shall have the meaning assigned to it in Section 2.20.

“Intellectual Property” shall mean algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, Software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials), business or technical information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, patent applications, utility models, design rights, and all related patent rights; (v) other proprietary rights in Intellectual Property; (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above; and (vii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“Interested Party” shall have the meaning assigned to it in Section 2.22.

“Interim Financials” shall have the meaning assigned to it in Section 2.7(a).

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreements” shall have the meaning assigned to it in Section 6.2(e).

“Key Executives” shall mean each of the individuals identified on Schedule B.

“Knowledge” or “Known,” shall mean, with respect to the Company, the knowledge of any of the individuals identified on Schedule C after inquiry of such individual’s direct reports who would reasonably be expected to have actual knowledge of the matters in question.

“Lease Agreements” shall have the meaning assigned to it in Section 2.11.

“Leased Real Property” shall have the meaning assigned to it in Section 2.11.

“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, treaty, directive, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used or otherwise practiced in the development, delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used, practiced or held for use or practice in the conduct of the business of the Company or any of its Subsidiaries, in each case that are not owned or exclusively licensed by, or purported to be owned or exclusively licensed by, the Company or any of its Subsidiaries.

“Licensed IP Contract” shall mean any Company Contract pursuant to which the Company or any of its Subsidiaries is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, assessment, claims, hypothecation, infringement, deed of trust, lease, option, right of first refusal, easement, right of way, security interest, preemptive right, covenant, exclusive license, servitude, transfer restriction or other encumbrance of any kind or character whatsoever.

“Loan Repayment Amount” shall have the meaning assigned to it in Section 1.10.

“Loss” and “Losses” shall have the meaning assigned to them in Section 8.2(a).

“Made Available” shall mean that the Company has posted such materials to the virtual data room hosted by Beacon Equity Partners, LLC and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is one (1) Business Days prior to the date of this Agreement.

“Management Incentive Program” shall mean the Exari Group, Inc. 2019 Management Incentive Plan, effective as of March 1, 2019.

“Material Contracts” shall have the meaning assigned to it in Section 2.15(a).

“Merger Sub” shall have the meaning assigned to it in the preamble to the Recitals.

“Merger” shall have the meaning assigned to it in the Recitals.

“Merger Dispute” shall have the meaning assigned to it in Section 10.16.

“Net Working Capital” shall mean the Company’s total consolidated current assets (excluding Closing Cash, tax assets, intercompany receivables, and the Loan Repayment Amount) minus the Company’s total consolidated current liabilities (excluding tax liabilities, intercompany payables, Accrued Employee Amounts, Third Party Expenses and Closing Indebtedness), in each case as of immediately prior to the Effective Time. For the avoidance of doubt, ASC 606 shall not be used in the calculation of Net Working Capital.

“Net Working Capital Negative Adjustment” shall mean an amount equal to the excess, if any, of the Net Working Capital Target over Net Working Capital.

“Net Working Capital Dispute Notice” shall have the meaning assigned to it in Section 1.8(c).

“Net Working Capital Positive Adjustment” shall mean an amount equal to the excess, if any, of Net Working Capital over the Net Working Capital Target.

“Net Working Capital Target” shall mean negative $13,300,000.

“Non-Competition and Non-Solicitation Agreements” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered by each Key Executive in substantially the form attached hereto as Exhibit F-2.

“Non-Continuing Employees” shall mean all Employees other than Continuing Employees.

“Non-Disclosure Agreement” shall have the meaning assigned to it in Section 10.6.

“Non-Solicitation Agreement” shall mean the Non-Solicitation Agreement executed and delivered by the Principal Stockholder in substantially the form attached hereto as Exhibit F-1.

“Officer’s Certificate” shall have the meaning assigned to it in Section 6.2(f)(ii).

“Open Source Software” shall have the meaning assigned to it in Section 2.13(h).

“Option Payment” shall have the meaning assigned to it in Section 1.6(c)(ii).

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Parachute Payment Waiver” shall have the meaning assigned to it in Section 5.6(h).

“Parent” shall have the meaning assigned to it in the Preamble.

“Parent Closing Date Balance Sheet” shall have the meaning assigned to it in Section 1.8.

“Parent Materials” shall have the meaning assigned to it in Section 10.16.

“Parent Net Working Capital Statement” shall have the meaning assigned to it in Section 1.8.

“Paying Agent” shall have the meaning assigned to it in Section 1.7(a).

“Payment Documents” shall have the meaning assigned to it in Section 1.7(d).

“Payoff Letter” shall have the meaning assigned to it in Section 5.7(a).

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Merger Consideration” shall mean, (a) in respect of a share of Series F Preferred Stock, the Per Share Series F Preference Consideration, (b) in respect of a share of Series G Preferred Stock, the aggregate of the Per Share Series G Preference Consideration and the Per Share Participating Consideration, (c) in respect of a share of Series D Preferred Stock, the Per Share Participating Consideration plus the Series D Accruing Dividends, (d) in respect of a share of Series E Preferred Stock, the Per Share Participating Consideration plus the Series E Accruing Dividends or (e), in respect of a share of Company Capital Stock other than Series D Preferred Stock, the Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock, the Per Share Participating Consideration.

“Per Share Participating Consideration” shall mean (i) the Total Participating Consideration, divided by (ii) Total Outstanding Participating Shares.

“Per Share Series F Preference Consideration” shall mean (i) the Aggregate Series F Liquidation Amount, divided by (ii) Total Outstanding Series F Preferred.

“Per Share Series G Preference Consideration” shall mean (i) the Aggregate Series G Liquidation Amount, divided by (ii) Total Outstanding Series G Preferred.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean, in addition to all information defined or described by the Company as “personal information,” “personally identifiable information,” “PII,” or using any similar term in any Company Privacy Policy: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for the Company allows the identification or location of, or contact with, a natural person (and for greater certainty includes all such information with respect to employees); and (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Legal Requirement.

“Pillsbury” shall have the meaning assigned to it in Section 10.16

“Plan” shall mean the Company’s Equity Incentive Plan, as amended.

“Pre-Closing Period” shall have the meaning assigned to it in Section 4.1.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date.

“Principal Stockholder” shall have the meaning assigned to it in the Recitals.

“Privacy Legal Requirement” shall mean an applicable Legal Requirement (including Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), applicable standard, rule, requirement, code, principle, or policy of a self-regulatory organization, the U.S.-EU Privacy Shield, the U.S.-European Union and U.S.-Swiss Safe Harbor programs (in each case as applicable), relating to (a) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of, or the security of, Private Data, (b) online advertising (including online behavioral advertising and interest-based advertising), or (c) direct marketing, consumer communications, or consumer protection.

“Private Data” shall mean Behavioral Data and Personal Data.

“Privileged Deal Materials” shall have the meaning assigned to it in Section 10.16.

“Pro Rata Portion” shall mean with respect to each Stockholder (other than holders of Cancelled Shares solely in their capacities as such), holder of Company Warrants and holder of Vested Company Options, an amount equal to the quotient obtained by dividing (x) the aggregate amount payable to such Stockholder, holder of Company Warrants or holder of Vested Company Options pursuant to Section 1.6(b)(i) in respect of the shares of Company Capital Stock, pursuant to Section 1.6(d) in respect of the Company Warrants owned by such holder or pursuant to Section 1.6(c) in respect of the Vested Company Options held by such holder, as of immediately prior to the Effective Time (including cash withheld in the Escrow Funds pursuant to Section 1.7(b) or otherwise withheld in respect of Taxes), by (y) the aggregate amount payable to all Stockholders, holders of Company Warrants and holders of Vested Company Options pursuant to Section 1.6(b)(i) and Section 1.6(d) and Section 1.6(c) in respect of all shares of Company Capital Stock owned by all Stockholders, all Company Warrants and all Vested Company Options as of immediately prior to the Effective Time (including cash withheld in the Escrow Funds pursuant to Section 1.7(b) or otherwise withheld in respect of Taxes).

“Purchase Price” shall mean an amount equal to $215,000,000.

“R&W Insurance Policy” shall mean that certain representation and warranty insurance policy for the benefit of Parent obtained in connection with this Agreement.

“R&W Policy Premium” shall mean the premiums (including broker fees), taxes, and underwriting fee related to the R&W Insurance Policy.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.

“Related Agreements” shall mean the Non-Disclosure Agreement, the Principal Stockholder Non-Solicitation Agreement, the Letters of Transmittal, the Joinder Agreements, the Non-Competition and Non-Solicitation Agreements, any employee offer letters, the Option Cancellation Agreements, the Warrant Cancellation Agreements, and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.

“Representatives” shall have the meaning assigned to it in Section 5.1(b).

“Requisite Stockholder Approval” shall have the meaning assigned to it in Section 2.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 409A” shall have the meaning assigned to it in Section 2.10(x)(i).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series D Accruing Dividends” shall mean, with respect to each share of Series D Preferred Stock issued and outstanding as of immediately prior to the Effective Time, the aggregate amount of dividends that have accrued with respect to such share of Series D Preferred Stock as of immediately prior to the Effective Time pursuant to Article IV.B.1 of the Certificate of Incorporation.

“Series D Preferred Stock” shall mean the shares of Series D Preferred Stock of the Company, par value $0.001 per share.

“Series E Accruing Dividends” shall mean, with respect to each share of Series E Preferred Stock issued and outstanding as of immediately prior to the Effective Time, the aggregate amount of dividends that have accrued with respect to such share of Series E Preferred Stock as of immediately prior to the Effective Time pursuant to Article IV.B.1 of the Certificate of Incorporation.

“Series E Preferred Stock” shall mean the shares of Series E Preferred Stock of the Company, par value $0.001 per share.

“Series F Preferred Stock” shall mean the shares of Series F Preferred Stock of the Company, par value $0.001 per share.

“Series G Accruing Dividends” shall mean, with respect to each share of Series G Preferred Stock issued and outstanding as of immediately prior to the Effective Time, the aggregate amount of dividends that have accrued with respect to such share of Series G Preferred Stock as of immediately prior to the Effective Time pursuant to Article IV.B.1 of the Certificate of Incorporation.

“Series G Liquidation Amount” shall mean an amount equal to $2.69812 plus Series G Accruing Dividends.

“Series G Preferred Stock” shall mean the shares of Series G Preferred Stock of the Company, par value $0.001 per share.

“Series G Warrant Strike Price” shall mean $1.00.

“Series G Warrant” shall mean warrants to purchase shares of Series G Preferred Stock.

“Shareholder Payments” shall mean the Management Incentive Program, any Indebtedness repaid to equityholders of the Company in connection with the Transactions and any compensation owed to any director or officer of the Company.

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto.

“Special Escrow Amount” shall mean an amount equal to $1,000,000 in cash.

“Special Escrow Fund” shall have the meaning assigned to it in Section 1.7(b).

“Special Representation” shall have the meaning assigned to it in Section 8.1.

“Spreadsheet” shall have the meaning assigned to it in Section 5.10.

“Standard Form IP Contract” shall mean each standard form of Company IP Contract only when used by the Company or any of its Subsidiaries at any time without material modification, including such standard form of the following types of agreements, to the extent the Company or any of its Subsidiaries actually utilizes such a standard form in the conduct of its business: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.

“Standards Organizations” shall have the meaning assigned to it in Section 2.13(c)(x).

“Statement of Expenses” shall have the meaning assigned to it in Section 5.8(b).

“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Stockholder Notice” shall have the meaning assigned to it in Section 5.2.

“Stockholder Representative” shall have the meaning assigned to it in the Preamble.

“Stockholder Representative Expenses” shall have the meaning assigned to it in Section 8.6(c).

“Stockholder Written Consent” shall have the meaning assigned to it in Section 5.2.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount in relation to such tax (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign).

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Return” shall have the meaning assigned to it in Section 2.10(a).

“Third Party” shall have the meaning assigned to it in Section 5.1(b).

“Third Party Claim” shall have the meaning assigned to it in Section 8.5.

“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company and its Subsidiaries in connection with this Agreement, the Merger and the other Transactions, including (i) all legal, accounting, financial advisory, consulting, finders’, and all other fees and expenses of third parties incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other Transactions, (ii) any “single trigger” or similar bonus, severance, change-in-control payments or similar payment obligations of the Company or any of its Subsidiaries that become due or payable in connection with the consummation of the Merger and the other Transactions, excluding any acceleration of the vesting of any Company Option or Company RSU or (to the extent arising under a policy or Company Contract identified on Section 2.16(a)(1) of the Disclosure Schedule) any severance due to any Non-Continuing Employee, (iii) all Transaction Payroll Taxes, (iv) the costs of any D&O Policy, and (v) fifty percent (50%) of the R&W Policy Premium.

“Total Consideration” shall mean an amount equal to the Purchase Price plus (i) Closing Cash, minus (ii) Closing Indebtedness, minus (ii) the total amount of Third Party Expenses that are incurred and unpaid by the Company prior to or as of the Effective Time, plus (iv) the Net Working Capital Positive Adjustment (if any), minus (v) the Net Working Capital Negative Adjustment (if any), plus (v) the Aggregate Strike Price Amount, plus (vi) the Loan Repayment Amount; in each case, without duplication.

“Total Outstanding Participating Shares” shall mean (i) the Total Outstanding Shares, minus (ii) the Total Outstanding Series F Preferred.

“Total Outstanding Series F Preferred” shall mean the aggregate number of shares of Series F Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Total Outstanding Series G Preferred” shall mean the aggregate number of shares of Series G Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, including, for the avoidance of doubt, Cancelled Shares, on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of all Vested Company Options issued and outstanding as of immediately prior to the Effective Time, on an as converted to Company Common Stock basis, plus (iii) the maximum aggregate number of shares of Company Capital Stock underlying all Company Warrants issued and outstanding as of immediately prior to the Effective Time (on an as converted to Company Common Stock basis), plus (iv) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of any other rights (other than Company Options or Company Warrants), that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, on an as converted to Company Common Stock basis. Notwithstanding the foregoing, Total Outstanding Shares shall not include the shares of Company Capital Stock issuable upon the exercise of any Vested Company Options with a per share exercise price equal to or greater than the Per Share Participating Consideration.

“Total Participating Consideration” shall mean (i) the Total Consideration, minus (ii) the Aggregate Series F Liquidation Amount, minus (iii) the Aggregate Series G Liquidation Amount, minus (iv) the Series E Accruing Dividends and, minus (v) the Series D Accruing Dividends.

“Top Customer” shall have the meaning assigned to it in Section 2.25(a).

“Top Supplier” shall have the meaning assigned to it in Section 2.25(b).

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cash-outs or other compensatory payments in connection with the Transactions.

“Transactions” shall have the meaning assigned to it in the Recitals.

“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, registration, real property transfer, stamp, excise or stock transfer Taxes, and any penalties or interest with respect thereto, imposed with respect to the Transactions.

“UKBA” shall have the meaning assigned to it in Section 2.21(c).

“Unvested Company Option” shall mean a Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time and is not a Vested Company Option.

“Vendor Contract” shall mean a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized Software, in non-source code form only, or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis (and does not include any other licenses of Intellectual Property or Intellectual Property Rights except licenses to (A) Company’s or any Subsidiaries’ feedback and suggestions or (B) either party’s trademark for inclusion on customer lists); (ii) such Contract is a non-negotiable, non-negotiated “shrink-wrap” or “click-through” Contract; (iii) the Software licensed or made available under such Contract is not included, incorporated or embedded in, linked to, combined or distributed with, or used in the development, design, delivery, distribution or provision of any Company Product; (iv) the Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $100,000 or ongoing subscription or service fees of no more than $25,000 per year; and (v) the Contract is not a license for Open Source Software.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting or risk of forfeiture.

“Year-End Financials” shall have the meaning assigned to it in Section 2.7(a).